Exhibit 1.1

Execution Version

PURCHASE AGREEMENT

between

DIVX CF HOLDINGS LLC

and

NEULION, INC.

Dated as of December 18, 2017

i

 (Continued)

 (Continued)

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Page

Exhibit A	Technology License Agreement

Schedule 1.1(a)	DivX Products
Schedule 1.1(b)	Shared Personal Property
Schedule 1.1(c)	Shared Seller Contracts
Schedule 1.1(d)	Knowledge
Schedule 2.1(a)	Exception to Receivables
Schedule 2.1(b)	Seller Contracts
Schedule 2.1(d)	Personal Property included in Purchased Assets
Schedule 2.1(e)	Business Records
Schedule 2.2(a)	Receivables
Schedule 2.2(c)	Excluded Intellectual Property and Technology
Schedule 2.3(a)	Payables
Schedule 2.6	Purchase Price Adjustments
Schedule 5.8(b)	Transferring Employees
Schedule 5.11	Covenant Consents and Notices
Schedule 5.19	Security Interest
Schedule 7.3(b)	Closing Condition Consents and Notices

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of December 18, 2017 (this “Agreement”), between DivX CF Holdings LLC, a Delaware limited liability company (the “Buyer”) and NeuLion, Inc., a Delaware corporation (the “Seller”).

RECITALS

A.          The Seller, through its direct and indirect Subsidiaries, including DivX LLC, a Delaware limited liability company, is engaged in the business of marketing, developing, manufacturing, distributing and selling DivX Products and securing and maintaining Intellectual Property rights related thereto (the “Business”).

B.          The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller and its Subsidiaries, the Purchased Assets, subject to the exclusions set forth herein, and in connection therewith the Buyer is willing to assume certain liabilities and obligations of the Seller and its Subsidiaries relating thereto, all upon the terms and subject to the conditions set forth herein.

C.          The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from certain Subsidiaries of the Seller, the Interests (as hereinafter defined) in the Specified Entities, upon the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Bill of Sale, the Assumption Agreement, the Assignment of Intellectual Property, the Transition Services Agreement, the Technology License Agreement, the Co-Marketing Agreement, and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

“Benefit Arrangement” means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Seller or any of its ERISA Affiliates or under which the Seller or any of its ERISA Affiliates may incur any liability and (iii) covers or has covered any employee or former employee of the Seller or any of its ERISA Affiliates (with respect to their relationship with such entities).

“Business Acquisition Date” means January 30, 2015.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Business Employee” means each individual who is not a Subsidiary Employee, and who (i) is actively employed, as of the date of this Agreement, by Seller or its Affiliates and primarily employed in connection with the Business or (ii) satisfies the criteria in the foregoing clause (i) but who is on an approved leave of absence, but only to the extent such individual has reemployment rights guaranteed under applicable Law, under any applicable collective bargaining agreement or under any leave of absence policy of the Seller.

“Business IP” means (i) the Scheduled IP and the Business Software listed in Schedule 3.13(a)(2); and (ii) any and all Intellectual Property and Technology owned (in whole or in part) by any Seller Entity that is primarily used or primarily held for use in the Business, excluding any such Intellectual Property or Technology that constitutes an Excluded Asset.

“Business Records” means all books, records, ledgers and files or other similar information of the Seller Entities (in any form or medium, including, all information in electronic form and whether stored on discs, tapes, drives, servers or other, and including e-mail communications) primarily used, primarily held for use in connection with or necessary for the conduct of the Business, including all client lists, vendor lists, correspondence, mailing lists, revenue records, current and historical data on volumes of licenses shipped per customer per month or quarter, as the case may be, invoices, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, data books, expired Contracts primarily related to the Business, Intellectual Property disclosures and information, media materials and plates, accounting records and litigation files, including the organization documents, minute and stock record books and corporate seal of each Specified Entity (but excluding the organization documents, minute and stock record books and corporate seal of the Seller Entities that are not Specified Entities).

“Business Software” means (i) the Business Software listed in Schedule 3.13(a)(2); and (ii) any and all Software (in object code and source code forms) primarily used or primarily held for use in the Business that is owned (in whole or in part) by any Seller Entity, including all Software development kits and Software used in the development, testing, support or maintenance of any of the foregoing Software and all related documentation, but excluding any Software that constitutes an Excluded Asset.

“Code” means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

The term “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Copyleft License” means any license of Open Source Software that requires, as a condition of use, modification and/or distribution of such Open Source Software, that such Open Source Software, or any Software integrated with, derived from, used, or distributed with such Open Source Software or into which such Open Source Software is incorporated: (i) be made available or distributed in source code form; (ii) be licensed for the purpose of preparing derivative works; or (iii) be redistributable at no license fee.  Copyleft Licenses include the GNU General Public License and the GNU Lesser General Public License.

“DivX Products” means all current and prior versions of the products set forth on Schedule 1.1(a), including all updates, upgrades and new versions currently under development.

“Employee Plans” means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership or any limitation on the right to enforce any Business IP, including any covenant not to sue or any co-existence agreement.

“ERISA Affiliate” means any Person that is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with the Seller as defined in Section 414(b) or (c) of the Code or that is otherwise (or at any relevant time was) required to be treated, together with the Seller, or as the case may be, as a single employer under Sections 414(m) or (o) of the Code.

“Foreign Specified Entities” means all of the Specified Entities except for Sonic.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Inbound License Agreements” means all Contracts granting to any Seller Entity any right under or with respect to any Intellectual Property owned by a third party (including a covenant not to sue) that is used in the Business, including any Contract under which any Seller Entity receives access to Software that is made available as a “software-as-a-service” or “cloud” offering, excluding any Contract under which commercially available “off-the-shelf” Software (including software-as-a-service and cloud offerings) is licensed to any Seller Entity pursuant to standard commercial terms for an aggregate license fee of less than $50,000.

“Indebtedness” means, without duplication (but before taking account the consummation of the transactions contemplated hereby) with respect to any Seller Entity in connection with the Business, (i) the unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money, (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments, and (C) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed); (ii) all obligations under capitalized leases, determined on a consolidated basis in accordance with GAAP; (iii) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions; (iv) unpaid management fees; (v) all deposits and monies received in advance; (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to any acquired property; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons for the payment of which any Seller Entity in connection with the Business is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base or data collection rights and any other intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“Interests” means 100% of the issued and outstanding ownership interests of each of the Specified Entities.

“knowledge” has the meaning set forth on Schedule 1.1(d) hereto.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased or subleased to any Seller Entity or which any Seller Entity otherwise has a right or option to use or occupy, and related to, used or held for use in connection with the Business together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Business, taken as a whole or (ii) materially impairs the ability of the Seller to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (A) changes generally affecting the economy or the financial or securities markets, in the United States or globally, including, changes in interest or exchange rates, (B) the outbreak of acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism, (C) earthquakes, hurricanes or other natural disasters, (D) changes in Law or GAAP, (E) the execution, delivery, announcement or performance of this Agreement or the transactions contemplated hereby (other than for purposes of any representation or warranty contained in Section 3.3), or (F) any action taken by the Company or its Subsidiaries that is required to comply with this Agreement (other than for purposes of any representation or warranty contained in Section 3.3) or at the written request of the Buyer; provided further, that with respect to clauses (A), (B), (C) and (D), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Business, taken as a whole.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, (i) that the Seller or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Seller or any of its ERISA Affiliates may incur any liability and (ii) that covers or has covered any employee or former employee of the Seller or any of its ERISA Affiliates (with respect to their relationship with such entities) or for which the Seller may be responsible.

“Non-Divested Seller Entity” means a Seller Entity that is not a Specified Entity whose Interests are not being acquired at the Closing.

“Open Source Software” means any Software that is distributed as, or that contains, or is derived in any manner (in whole or in part) from, any “free software,” “open source software” or under similar licensing or distribution terms, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org).

“Outbound License Agreements” means all Contracts under which any Seller Entity grants to a third party any rights under or with respect to any Business IP.

“Owned Real Property” means all real property owned by any Seller Entity and related to, used or held for use in connection with the Business, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (i) that the Seller or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which any such entity may incur any liability and (ii) that covers or has covered any employee or former employee of the Seller or any of its ERISA Affiliates (with respect to their relationship with such entities) or for which the Seller may be responsible.

“Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations issued to, or required to be obtained or maintained by, any Seller Entity from a Governmental Authority with respect to the conduct or operation of the Business as currently conducted or the ownership or use of the Purchased Assets, and all pending applications therefor and amendments, modifications and renewals thereof.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Property” means machinery, equipment, furniture, furnishings, rolling stock, tools, office supplies, vehicles, computer hardware and other tangible personal property owned or leased by Seller or one of its Subsidiaries.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Prepaid Items” means all credits, cash reserves, prepaid expenses, advance payments, security deposits, escrows and other prepaid items of any Seller Entity arising from or primarily related to the Business.

“Receivables” means all receivables (including accounts receivable, loans receivable and advances) of any Seller Entity arising from or primarily related to the Business.

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; or (iii) any other Person who holds, individually or together with any Affiliate of such other Person, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Return” means any return, declaration, report, statement, information statement, claim for refund, election, estimate or other document filed or required to be filed with respect to Taxes including any attachment or schedule thereto or amendment thereof.

“Rights” means all claims, causes of action, rights of recovery and rights of set-off against any Person arising from or primarily related to the Business, the Purchased Assets or the Assumed Liabilities, including:  (i) all rights under any Seller Contract, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; (ii) all rights under or in respect of any Seller Intellectual Property, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction; and (iii) all rights under all guarantees, warranties, indemnities and insurance policies arising from or primarily related to the Business, the Purchased Assets or the Assumed Liabilities.

“Seller Contract” means any Contract arising primarily from or related primarily to the Business or the Purchased Assets to which the Seller or one of its Subsidiaries is a party, under which the Seller or any of its Subsidiaries may have any rights or by which the Seller, any of its Subsidiaries, the Business or any of the Purchased Assets may be bound.

“Seller Entities” means Seller, DivX Corporation, a Delaware corporation, DivX, LLC, a Delaware limited liability company, DivX International, Inc., a Delaware corporation and the Specified Entities.

“Seller Intellectual Property” means all Intellectual Property owned (in whole or in part) by or exclusively licensed to any Seller Entity and primarily used or primarily held for use in connection with the Business, including all Intellectual Property within the Business IP.

“Seller Taxes” means the following amounts (without duplication): (i) all Taxes arising from or with respect to the Purchased Assets or the operation of the Business that are incurred in or attributable to any Pre-Closing Tax Period, including the portion of such Taxes allocable to the portion of any Straddle Period ending on the Closing Date pursuant to Section 6.2; (ii) all Taxes of the Seller, (iii) all Taxes of the Specified Entities attributable to any Pre-Closing Tax Period, including the portion of such Taxes allocable to the portion of any Straddle Period ending on the Closing Date pursuant to Section 6.2; (iv) any Transfer Taxes for which the Seller is liable pursuant to Section 6.4; (v) all liability for Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Seller or any of the Specified Entities (including any predecessor entities) are or were a member on or prior to the Closing Date; (vi) all Taxes of any Person imposed on any of the Specified Entities as a transferee or successor, by Contract, pursuant to any Law or otherwise, which Taxes relate to events or transactions occurring prior to the Closing Date; and (vii) any liability for Taxes of another Person as a result of any Tax sharing, Tax indemnity, Tax allocation or similar agreement of any of the Specified Entities to indemnify such other Person.

“Shared Personal Property” means any Personal Property related to, used or held for use in connection with the Business and also related to, used or held for use in connection with one or more other businesses of Seller or its Subsidiaries and are not Purchased Assets.  The Shared Personal Property is set forth on Schedule 1.1(b).

“Shared Seller Contract” means any Contract arising from or related to the Business or the Purchased Assets to which the Seller or one of its Subsidiaries is a party, under which the Seller or any of its Subsidiaries may have rights arising from or related to one or more other businesses of Seller or its Subsidiaries.  The Shared Seller Contracts are set forth on Schedule 1.1(c).

“Software” means any and all computer programs, software (in object code and source code forms), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies and all other tangible embodiments thereof, including files and documentation relating thereto.

“Sonic” means Sonic IP, Inc., a California corporation.

“Specified Entities” means Sonic, DivX International (Hong Kong) Limited, a Hong Kong limited liability company, NeuLion Japan LLC, a Japan limited liability company, DivX Taiwan Ltd., a Taiwan limited liability company, DivX Korea GK, a South Korea limited liability company and DivX Software Technology (Shenzhen) Co., Ltd, a China limited liability company; provided, however, that between the date of this Agreement and the Closing, the Buyer may, in its sole discretion, by written notice to the Seller, elect to revise the term “Specified Entities” by deleting one or more of the entities listed herein and including such entity instead in the defined term “Seller Entities” and in such case, the revised definitions shall be effective for all purposes of this Agreement as if such definitions were included in this Agreement as of the date hereof.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Subsidiary Employee” means each individual employed as of the Closing Date by one of the Specified Entities.

“Taxes” means:  (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Technology” means Software, technology, technical information and know-how, including designs, formulae, specifications, design and manufacturing schematics, manufacturing and other processes, algorithms, data, databases, methods, techniques, ideas, concepts, inventions, discoveries, developments, innovations, and other similar subject matter, and all recordings, graphs, drawings, reports, notes, analyses and other writings and recordations, and any other embodiments of the foregoing, in any form, and all related subject matter used in the design, development, reproduction, sale, marketing, maintenance or modification of any of the foregoing.

“Technology License Agreement” means the Technology License Agreement substantially in the form set form on Exhibit A hereto between Buyer and Seller under which Buyer licenses to Seller certain Intellectual Property and Technology that is included in the Purchased Assets and Seller licenses to Buyer certain Intellectual Property and Technology.

“Transfer Taxes” means any and all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes.

“Transition Services Agreement” means the Transition Services Agreement between the Buyer and the Seller in a form to be mutually agreed upon in good faith between the Buyer and the Seller prior to Closing.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Seller or any Person that the Seller pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the process of selling the Business and the Purchased Assets or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of any Seller Entity in connection with the transactions contemplated hereby; (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby; (iv) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby; and (v) any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts payable in the future or due by any Seller Entity in connection with the transactions contemplated hereby, including any Taxes payable in connection therewith.

“Welfare Plan” means any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, (i) that the Seller or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or under which any such entity may incur any liability and (ii) that covers or has covered any employee or former employee of any such entity (with respect to their relationship with such entities) or for which any such entity may be responsible.

Section 1.2          Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Agreement	Preamble
Assignment of Intellectual Property	2.7(b)(iii)
Assumed Liabilities	2.3
Assumption Agreement	2.7(b)(ii)
Bill of Sale	2.7(b)(i)
Business	Recitals
Business Patent	3.13(e)
Buyer	Preamble
Buyer Welfare Plans	5.8(e)
CERCLA	3.16(e)(iii)
Claim Notice	8.4(a)
Closing	2.7(a)
Closing Date	2.7(a)
COBRA	5.8(d)
Co-Marketing Agreement	5.17
Commitments	3.13(h)
Competing Business	5.9(a)

Definition	Location

Confidential Information	5.10(b)
Confidentiality Agreement	5.10(a)
Designated Seller Contracts	5.18(a)
Direct Claim	8.4(c)
Disclosure Schedules	Article III
DivX Consumer Business	3.5(c)
Dolby Audit	5.16
Environmental Laws	3.16(b)(i)
Excluded Assets	2.2
Excluded Liabilities	2.4
Fundamental Representations	8.1(a)(i)
Group Health Plan	5.8(d)
Hazardous Substances	3.16(b)(ii)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Losses	8.2
Material Contracts	3.17(a)
Non-Solicit Period	5.9(b)
Permits	3.7(b)
Permitted Encumbrances	3.4
Purchase Price	2.6
Purchase Price Allocation	2.9
Purchased Assets	2.1
Release	3.16(b)(iii)
Scheduled IP	3.13(a)
Seller	Preamble
Standards Body	3.13(h)
Straddle Payables	2.3(a)
Straddle Payables Period	2.3(a)
Tax Claim	6.3(a)
Terminated Subsidiary Employees	5.8(b)
Third-Party Claim	8.4(a)
Transferring Employees	5.8(b)
WARN Act	3.10(f)

ARTICLE II
PURCHASE AND SALE

Section 2.1          Purchase and Sale of Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller (including its Subsidiaries) shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Buyer, and the Buyer, in reliance on the representations, warranties and covenants of the Seller contained herein, shall purchase from the Seller (and its Subsidiaries), all of such Seller Entity’s right, title and interest, direct or indirect, in and to all assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), wherever located and whether now existing or hereafter acquired prior to the Closing Date, primarily used or primarily held for use in connection with the Business, as the same shall exist on the Closing Date, whether or not carried or reflected on or specifically referred to in the Seller’s books or financial statements or in the Schedules hereto, other than the Excluded Assets, including all of the Seller Entities’ right, title and interest in and to the following:

(a)          all Receivables due on or after the Closing Date, except as set forth on Schedule 2.1(a);

(b)          all Seller Contracts, which are set forth on Schedule 2.1(b); provided, however, that notwithstanding the foregoing, the Seller Contracts listed on Schedule 2.1(b) preceded by an asterisk are not Purchased Assets but are instead Excluded Assets for all purposes of this Agreement;

(c)          all Business IP, together with the goodwill of the Business associated with the Marks included therein, and tangible embodiments containing only DivX Products or other Business IP and that do not contain any other Intellectual Property or Technology, including any Intellectual Property or Technology described in Section 2.2(c), and all causes of action (whether known or unknown or whether currently pending, filed or otherwise) and other enforcement rights under, or on account of, any of the Business IP, including, all causes of action and other enforcement rights for (i) damages (including past damages, enhanced damages and attorney fees), (ii) injunctive relief and (iii) any other remedies of any kind for past, current and future infringement, in each case, that is owned by a Seller Entity that is not a Specified Entity;

(d)          all Personal Property related to, used or held for use primarily in connection with the Business, which is set forth on Schedule 2.1(d);

(e)          all Business Records, which for the avoidance of doubt will include the information listed on Schedule 2.1(e);

(f)          all Permits, which are set forth on Schedule 3.7(b) of the Disclosure Schedules;

(g)          all Prepaid Items;

(h)          all Rights; and

(i)          all Interests

(collectively, the “Purchased Assets”).  The Seller and the Buyer may update any of the schedules listing Purchased Assets from time to time between the date of this Agreement and the Closing, subject in each case to the consent of the other party.

Section 2.2          Excluded Assets.  The Seller is not selling, and the Buyer is not purchasing, any assets of the Seller other than the Purchased Assets, which Purchased Assets, for the avoidance of doubt, do not include the following assets (collectively, the “Excluded Assets”):

(a)          all Receivables due on or before the Closing Date whether or not they are paid, which Receivables as of November 30, 2017 are set forth on Schedule 2.2(a), which Schedule 2.2(a) shall be updated and delivered by the Seller to the Buyer to show such Receivables as of the Closing Date at least two Business Days prior to Closing;

(b)          all of the Seller’s and Foreign Specified Entities’ cash and cash equivalents, deposits, securities, deposit accounts, brokerage accounts and all other accounts and all securities and investments;

(c)          all other Intellectual Property and Technology including the Intellectual Property and Technology set forth on Schedule 2.2(c);

(d)          all assets of any Employee Plan or any similar benefit plan, program or arrangement that is maintained or contributed to by any Seller or Affiliate of Seller, except to the extent such plan, program or arrangement is assumed by Buyer pursuant to Section 5.8;

(e)          all rights of the Seller under this Agreement and the Ancillary Agreements;

(f)          any assets which would otherwise be Purchased Assets which are sold or otherwise disposed of in the ordinary course of the operation of the Business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing;

(g)          the stock books and minute books, corporate seal and all books and records relating to any Excluded Asset or Excluded Liability;

(h)          Seller’s interest in MainConcept GmbH, a German entity, Main Concept LLC, a California limited liability company, Main Concept OOO, a Russian entity, and the Seller Entities, other than the Specified Entities;

(i)          all Personal Property of Seller and its Subsidiaries not included in the Purchased Assets; and

(j)          the Seller Contracts listed on Schedule 2.1(b) that are preceded with an asterisk.

Section 2.3          Assumed Liabilities.  In connection with purchase and sale of the Purchased Assets pursuant to this Agreement, at the Closing, the Buyer shall assume the following liabilities and obligations of the Seller Entities related to the Business (the “Assumed Liabilities”):

(a)          any payables as of the Closing Date of the Seller Entities that are due on or after the Closing Date (i) for goods and services to be rendered entirely after the Closing Date pursuant to a Seller Contract; and (ii) for goods and services rendered during a period commencing before the Closing Date and ending after the Closing Date (“Straddle Payables Period”) pursuant to a Seller Contract (the “Straddle Payables”); provided that the amount of Straddle Payables included in Assumed Liabilities shall be equal to (A) (x) the number of days from and including the Closing Date to the end of such Straddle Payables Period, divided by (y) the total number of days in such Straddle Payables Period; multiplied by (B) the applicable Straddle Payable; provided further that, if the aggregate amount of payables pursuant to this Section 2.3(a) exceeds $100,000, the Seller shall pay to the Buyer an amount equal to the payables amount that is in excess of $100,000; provided, further, that payables as of the date hereof for illustrative purposes only are set forth on Schedule 2.3(a), which Schedule 2.3(a) shall be updated and delivered by the Seller to the Buyer (and when updated prior to the Closing, shall include line items with respect to each payable, including with respect to each payable of the Specified Entities) to show such payables as of the Closing Date at least two Business Days prior to Closing;

(b)          all liabilities accruing, arising out of or relating to the conduct or the ownership or use of the Purchased Assets by the Buyer or its successors and assigns from and after the Closing; and

(c)          all liabilities of the Seller under the Seller Contracts included in Purchased Assets to be performed on or after, or in respect of periods following, the Closing Date.

Section 2.4          Excluded Liabilities.  Notwithstanding the provisions of Section 2.3 or any other provision of this Agreement, any Schedule or Exhibit hereto or any Ancillary Agreement to the contrary, and regardless of any disclosure to the Buyer, except for the Assumed Liabilities, the Buyer shall not assume or be obligated to pay, perform or otherwise discharge (and the Seller shall retain, pay, perform or otherwise discharge without recourse to the Buyer) any liabilities or obligations of the Seller and its Subsidiaries of any kind, character or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured, and currently existing or hereinafter arising (the “Excluded Liabilities”), including the following:

(a)          all Seller Taxes;

(b)          any liability pursuant to any Environmental Law arising from or related to any action, event, circumstance or condition occurring or existing on or prior the Closing Date;

(c)          any liability not expressly assumed by the Buyer pursuant to Section 5.8 arising in respect of or relating to Business Employees or any Employee Plan;

(d)          any liability arising in respect of the termination, upon or prior to the Closing, of the employment of any Business Employee or any individual employed by one of the Specified Entities;

(e)          any Indebtedness;

(f)          any liability arising from or related to any breach, failure to perform, torts related to the performance of, violations of Law, infringements or indemnities under, guaranties pursuant to and overcharges or underpayments under, any Seller Contract prior to the Closing Date;

(g)          any liability arising from or related to any compliance or noncompliance on or prior to the Closing Date with any Law applicable to any Seller Entity, the Business or the Purchased Assets;

(h)          any liability arising from or related to any Action against the Seller, the Business or the Purchased Assets pending as of the Closing Date or based upon any action, event, circumstance or condition arising as of or prior to the Closing Date;

(i)          any Transaction Expenses;

(j)          any payables of the Seller Entities not included in Assumed Liabilities; and

(k)          any liability or obligation relating to an Excluded Asset, whether arising prior to or after the Closing Date.

Section 2.5          Consents and Waivers; Further Assurances.

(a)          Nothing in this Agreement or any Ancillary Agreement shall be construed as an agreement to assign any Seller Contract, Permit, Right or other Purchased Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given.  The Seller shall use its reasonable best efforts, and the Buyer shall cooperate reasonably with the Seller, to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers necessary to convey to the Buyer all of the Purchased Assets.  In the event any such consents or waivers are not obtained prior to the Closing Date, the Seller shall continue to use its commercially reasonable efforts to obtain the relevant consents or waivers until such consents or waivers are obtained, and the Seller will cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Buyer shall receive the interest of the Seller in the benefits under any such Seller Contract, Permit, Right or other Purchased Asset, including performance by the Seller, at the Buyer’s expense, as agent; provided, that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor hereunder if such consents or waivers had been obtained.  Nothing in this Section 2.5(a) shall affect the Buyer’s right to terminate this Agreement under Section 9.1 in the event that any consent or waiver as described herein is not obtained.

(b)          From time to time, whether before, at or following the Closing, the Seller and the Buyer shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Buyer under this Agreement and the Ancillary Agreements and to assure fully to the Seller the assumption of the liabilities and obligations intended to be assumed by the Buyer pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby.

Section 2.6          Consideration.  In full consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer, at the Closing, the Buyer shall (a) pay to the Seller, by wire transfer to a bank account designated in writing by the Seller to the Buyer at least two Business Days prior to the Closing Date, an amount equal to Forty One Million Five Hundred Thousand Dollars ($41,500,000), subject to adjustment as set forth in Schedule 2.6 (the “Purchase Price”) in immediately available funds in United States dollars, and (b) assume the Assumed Liabilities.

Section 2.7          Closing.

(a)          The sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, at 10:00 a.m. Eastern Time on the fifth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing; provided, however, that in no event shall the Buyer be required to close within thirty days after the date hereof.  The day on which the Closing takes place is referred to as the “Closing Date.”

(b)          At the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following documents:

(i)             a bill of sale for the Purchased Assets, in a form to be mutually agreed upon in good faith between the Buyer and the Seller prior to Closing (the “Bill of Sale”), duly executed by the Seller;

(ii)            a counterpart of the Assumption Agreement, in a form to be mutually agreed upon in good faith between the Buyer and the Seller prior to Closing (the “Assumption Agreement”), duly executed by the Seller;

(iii)          instruments of assignment of Business IP, in forms to be mutually agreed upon in good faith between the Buyer and the Seller prior to Closing (the “Assignment of Intellectual Property”), duly executed by the Seller;

(iv)          a counterpart of the Transition Services Agreement, duly executed by the Seller;

(v)           a counterpart of the Technology License Agreement, duly executed by the Seller;

(vi)           certificates representing the Interests, accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;

(vii)          copies of the certificate of formation and operating agreement of the Seller;

(viii)         a duly executed certificate of the secretary of the Seller as to incumbency and specimen signatures of officers of the Seller executing this Agreement and the Ancillary Agreements;

(ix)            a duly executed certificate of an executive officer of the Seller certifying the fulfillment of the conditions set forth in Section 7.3(a);

(x)            a certificate of non-foreign status from the Seller in compliance with Treasury Regulations Section 1.1445-2;

(xi)           bank statements from the bank accounts of each of the Foreign Specified Entities, setting forth the amount of cash in each such account as of the Closing, certified by the Chief Financial Officer of the Seller to be true and correct copies of the bank statements; and

(xii)          such other bills of sale, assignments and other instruments of assignment, transfer or conveyance, in form and substance reasonably satisfactory to the Buyer, as the Buyer may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer and to put the Buyer in actual possession or control of the Purchased Assets, duly executed by the Seller.

(c)          At the Closing, the Buyer shall deliver or cause to be delivered to the Seller the following documents:

(i)            a counterpart of the Assumption Agreement, duly executed by the Buyer;

(ii)           a counterpart of the Transition Services Agreement, duly executed by the Buyer;

(iii)          a counterpart of the Technology License Agreement, duly executed by the Buyer;

(iv)          certified copies of the certificate of incorporation and bylaws of the Buyer;

(v)           certified resolutions of the Board of Directors of the Buyer authorizing the transactions contemplated by this Agreement and the Ancillary Agreements;

(vi)          a duly executed certificate of the secretary of the Buyer as to incumbency and specimen signatures of officers of the Buyer executing this Agreement and the Ancillary Agreements;

(vii)          a duly executed certificate of an executive officer of the Buyer certifying the fulfillment of the conditions set forth in Section 7.2(a); and

(viii)         such other documents and instruments, in form and substance reasonably satisfactory to the Seller, as the Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by the Buyer of the Assumed Liabilities, duly executed by the Buyer.

Section 2.8          Withholding.  The Buyer shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as the Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law.  To the extent that any such amounts are so deducted and withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amounts were withheld was made.  The Buyer shall notify the Seller at least two Business Days prior to Closing whether it plans to deduct and withhold any such amounts unless such withholding results from Seller’s failure to comply with Section 2.7(b)(x) of this Agreement.

Section 2.9          Purchase Price Allocation.  As soon as reasonably practical after the Closing, the Buyer shall provide to the Seller the allocation of the Purchase Price and any adjustments thereto as determined for U.S. federal income Tax purposes (i) between the Interests and the Purchased Assets (excluding the Interests), (ii) among the Interests, and (iii) among the Purchased Assets (excluding the Interests) consistent with Section 1060 of the Code and the Treasury Regulations thereunder (collectively, the “Purchase Price Allocation”) for the Seller’s review and consent.  If the Seller disagrees with the Purchase Price Allocation, the Seller may, within 15 days after receipt of the Purchase Price Allocation, deliver a notice of such disagreement to the Buyer.  The Buyer and the Seller shall use commercially reasonable efforts to resolve any such dispute.  In the event that Buyer and Seller are unable to resolve such dispute within 20 days, the disputed items shall be resolved by KPMG if KPMG is able to take the engagement or another nationally recognized accounting firm agreed to in writing by Buyer and Seller (the “Accounting Referee”) and any determination by the Accounting Referee shall be final.  The Accounting Referee shall resolve any disputed items based solely on the information submitted by the parties, and shall endeavor to do so within twenty days of having the item referred to it pursuant to such procedures as it may require.  Upon resolution of the disputed items, the Purchase Price Allocation shall be adjusted to reflect such resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller.  The parties hereto and their Affiliates shall report the federal, state and local income and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with the Purchase Price Allocation and shall not take any position inconsistent therewith in any Return, examination of any Return, in any Tax refund claim, in any litigation or other proceeding with respect to Taxes, or otherwise, unless required by applicable Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and such other Sections or subsections to which it is reasonably apparent on its face that it would apply, notwithstanding the omission of a reference or cross-reference thereto), the Seller hereby represents and warrants to the Buyer as follows:

Section 3.1          Organization and Qualification.

(a)          Each of the Seller Entities is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth in Schedule 3.1(a) of the Disclosure Schedules, and the applicable Seller Entity has full corporate power and authority to own, lease and operate the Purchased Assets and to carry on the Business as now conducted and as currently proposed to be conducted.  Each of the Seller Entities is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the respective Seller Entity.

(b)          The Seller has heretofore furnished to the Buyer a true, complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of each of the Specified Entities.  Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect.  None of the Specified Entities are in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 3.2          Authority.  The Seller has full corporate power and authority to execute and deliver this Agreement and each Seller Entity has full corporate power and authority to execute each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Seller of this Agreement and by each Seller Entity of each of the Ancillary Agreements to which it will be a party and the consummation by the Seller Entities of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which a Seller Entity will be a party will have been, duly executed and delivered by the applicable Seller Entity and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which a Seller Entity will be a party will constitute, the legal, valid and binding obligations of the applicable Seller Entity, enforceable against such Seller Entity in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3          No Conflict; Required Filings and Consents.

(a)          The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which a Seller Entity will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)             conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of any of the Seller Entities;

(ii)            conflict with or violate any Law applicable to any of the Seller Entities, the Business or any of the Purchased Assets or by which any of the Seller Entities, the Business or any of the Purchased Assets may be bound or affected; or

(iii)           result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise materially adversely affect any rights of any of the Seller Entities or the Business under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which any of the Seller Entities is a party or by which any of the Seller Entities, the Business or the Purchased Assets may be bound or affected.

(b)          None of the Seller Entities are required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and the applicable Seller Entity of each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Business or the Purchased Assets.

Section 3.4          Title to Assets; Sufficiency of Assets; Interests.

(a)          Except as set forth on Schedule 3.4(a) of the Disclosure Schedules, the Seller Entities have good and valid title to or a valid leasehold interest in, and in the case of the Interests, are the record and beneficial owners of, all of the Purchased Assets, free and clear of any Encumbrance, other than (i) liens for Taxes not yet past due or being contested in good faith by appropriate procedures and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business consistent with past practice of the Business and (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the conduct of the Business as currently conducted (collectively, “Permitted Encumbrances”).  The Seller Entities have the right, authority and power to sell, assign and transfer the Purchased Assets to the Buyer.

(b)          The Seller Contracts listed on Schedule 2.1(b) constitute all of the Seller Contracts. The Personal Property listed on Schedule 2.1(d) constitutes all of the Personal Property related to, used or held for use primarily in connection with the Business.  The Shared Personal Property listed on Schedule 1.1(b) constitutes all of the Shared Personal Property.  The Shared Seller Contracts listed on Schedule 1.1(c) constitute all of the Shared Seller Contracts.

(c)          Schedule 3.4(c) of the Disclosure Schedules sets forth, for each Specified Entity, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests (which collectively constitute the Interests), and the record and beneficial owners of its outstanding capital stock or other equity or ownership interests.  Except for the Interests, none of the Seller Entities have issued or agreed to issue any: (i) share of capital stock or other equity or ownership interest of any of the Specified Entities; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests of any of the Specified Entities; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of any of the Specified Entities or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities of any of the Specified Entities having the right to vote.  Each outstanding share of capital stock or other equity or ownership interest of each of the Specified Entities is duly authorized, validly issued, fully paid and nonassessable, and each such share or other equity or ownership interest is owned by the Seller Entity set forth on Schedule 3.4(c) of the Disclosure Schedules, free and clear of any Encumbrance other than Permitted Encumbrances.  Except for rights granted to the Buyer under this Agreement, there are no outstanding obligations of any of the Seller Entities to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of any of the Specified Entities.

(d)          None of the Specified Entities directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

Section 3.5          Financial Statements; No Undisclosed Liabilities.

(a)          The Seller shall deliver to the Buyer at least five days prior to the Closing (i) an estimated profits and loss statement for the Business for the fiscal year ended December 31, 2016, subject to estimates and assumptions included in the schedules thereto and (ii) an estimated profits and loss statement for the Business for the nine (9) month interim period ended September 30, 2017, subject to estimates and assumptions included in the schedules thereto (collectively, the “Financial Statements”).  The Financial Statements fairly present the financial position of the Business as of the dates thereof and the results of operations for the periods reflected therein. The Financial Statements, when delivered, will be prepared (i) from the books and records of the Seller pertaining to the Business and (ii) in conformity with the accounting practices consistently applied by the Seller to its financial statements.

(b)          Since the Business Acquisition Date, the Seller and its Subsidiaries do not have any liability or obligation of any nature arising out of, relating to or affecting the Business, and Sonic does not have any liability or obligation of any nature, in each case whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Seller and its Subsidiaries or disclosed in the notes thereto, except (a) for liabilities and obligations incurred in connection with this Agreement, (b) for liabilities, obligations and commitments incurred in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the Business or to Sonic, (c) for liabilities, obligations and commitments which have been discharged or paid in full, (d) for executory obligations (other than in respect of any breach of Contract, tort or violation of applicable Law) relating to the performance of any Seller Contract, to the extent that the existence of such obligations are ascertainable solely by reference to such Seller Contracts, and (e) for fees, costs and expenses of professional advisors (including investment bankers, attorneys and accountants) retained by the Seller in connection with the transactions contemplated by this Agreement.

(c)          The Foreign Specified Entities do not have any liability or obligation of any nature, in each case, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Foreign Specified Entities or disclosed in the notes thereto.  Seller and its Subsidiaries do not have any liability or obligation of any nature, in each case whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Seller and its Subsidiaries or disclosed in the notes thereto, with respect to the DivX consumer business known as the DivX Software (the “DivX Consumer Business”), except for (i) customary support obligations to customers that are for a period consisting of 12 months or less, and (ii) liabilities, obligations and commitments incurred in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the DivX Consumer Business.

Section 3.6          Absence of Certain Changes or Events.  Since the Business Acquisition Date:  (a) the Seller Entities have conducted the Business only in the ordinary course consistent with past practice; (b) there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (c) neither the Business nor the Purchased Assets have suffered any loss, damage, destruction or other casualty affecting any material properties or assets thereof or included therein, whether or not covered by insurance; and (d) none of the Seller Entities have taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.7          Compliance with Law; Permits.

(a)          Each of the Seller Entities is and has been since the Business Acquisition Date in compliance in all material respects with all Laws applicable to the Specified Entities and the conduct or operation of the Business and the ownership or use of the Purchased Assets.  None of the Seller Entities or any of its executive officers has received since the Business Acquisition Date, any written notice, order, complaint or other written communication from any Governmental Authority or any other Person that any of the Seller Entities is not in compliance in all material respects with any such Laws.

(b)          Schedule 3.7(b) of the Disclosure Schedules sets forth a true and complete list of all Permits necessary for each of the Seller Entities to own, lease and operate the Purchased Assets and to carry on the Business in all material respects as currently conducted (the “Permits”).  The Seller is and has been since the Business Acquisition Date in compliance in all material respects with all such Permits.  No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Seller, threatened.  All Permits may be transferred in accordance with applicable Law and assigned to the Buyer.

Section 3.8          Litigation.  Except (a) as set forth on Schedule 3.8 of the Disclosure Schedules, there is no Action pending or, to the knowledge of the Seller, threatened against any of the Specified Entities or in connection with the Business or the Purchased Assets or any of the Seller Entities’ ownership or operation thereof.  There is no Action pending or, to the knowledge of the Seller, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Seller, threatened investigation by, any Governmental Authority relating to the Specified Entities, the Business, the Purchased Assets, the Seller Entities’ ownership or operation thereof or the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no Action by any of the Seller Entities pending, or which any of the Seller Entities has commenced preparations to initiate, against any other Person in connection with the Business or the Purchased Assets or the Specified Entities.

Section 3.9          Employee Benefit Plans.

(a)          Schedule 3.9(a) of the Disclosure Schedules sets forth a complete and accurate list of the names of all current Business Employees and Subsidiary Employees, specifying their employing entity, position and description of the areas of responsibility with respect to the Business, and their age, salary, date of hire, business location, commission, bonus and incentive entitlements and identifying which Business Employees or Subsidiary Employees are currently receiving long-term or short-term disability benefits or are absent from active employment on pregnancy, parental or adoption leave and their anticipated dates of return to active employment.  For the avoidance of doubt, Sonic does not (and will not) have any employees and has not (and will not) directly engaged any independent contractors.

(b)          Schedule 3.9(b) of the Disclosure Schedules set forth a true and complete list of all Employee Plans that cover any Business Employee or Subsidiary Employee.  None of the Employee Plans are sponsored directly by any of the Specified Entities.

(c)          Except as set forth in Schedule 3.9(c) of the Disclosure Schedules:

(i)             none of the Pension Plans that covers any Business Employee or Subsidiary Employee who is a resident of the United States is a Multiemployer Plan or a Pension Plan that is subject to either Title IV of ERISA or Section 412 of the Code;

(ii)            each Pension Plan that covers any Business Employee or Subsidiary Employee who is a resident of the United States and each related trust agreement, annuity contract or other funding instrument is qualified and tax exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and has been so qualified during the period from its adoption to date;

(iii)           each Welfare Plan that covers any Business Employee or Subsidiary Employee who is a resident of the United States and which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in compliance with the provisions of Part 6 of Title I of ERISA and Sections 162(k) and 4980B of the Code at all times; and

(iv)          neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby (either alone or in connection with any other event) will result in the acceleration or creation of any rights of any Business Employee or Subsidiary Employee under any Employee Plan (including the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement) and/or give rise to the payment of any amount that could reasonably be expected to be a “parachute payment” under 280G of the Code; and

(v)           each Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) satisfies the applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code, and the final Treasury Regulations promulgated thereunder, and has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and guidance issued thereunder.

Section 3.10          Labor and Employment Matters.

(a)          None of the Seller Entities is a party to any labor or collective bargaining Contract that pertains to any Business Employees or Subsidiary Employees.  There are no, and since the Business Acquisition Date there have been no, organizing activities or collective bargaining arrangements that could affect the Business pending or under discussion with any Business Employees or Subsidiary Employees or any labor organization.  There is no, and since the Business Acquisition Date there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Seller, threatened against or affecting the Business or any of the Seller Entities in connection with the Business.  None of the Seller Entities have breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract affecting any Business Employees or Subsidiary Employees.  There are no pending or, to the knowledge of the Seller, threatened union grievances or union representation questions involving any Business Employees or Subsidiary Employees.

(b)          Each of the Seller Entities is and since the Business Acquisition Date has been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors, in connection with the Business.  None of the Seller Entities is engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws, in connection with the Business.  No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Seller, threatened with respect to the Business or any of the Seller Entities in connection with the Business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(c)          Each of the Seller Entities has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Business Employees and Subsidiary Employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor in connection with the Business.  Each of the Seller Entities has paid in full to all Business Employees and Subsidiary Employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf thereof.

(d)          Since the Business Acquisition Date, none of the Seller Entities has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Seller Entities, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any of the Seller Entities related to the Business, nor has any of the Seller Entities been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

Section 3.11          Real Property.  There is no Owned Real Property.  Schedule 3.11 of the Disclosure Schedules sets forth a true and complete list of all Leased Real Property.  The Seller Entities have good, transferable and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances.  To the knowledge of Seller, no parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor has any such condemnation, expropriation or taking been proposed.  All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by any of the Seller Entities or, to the knowledge of the Seller, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by any of the Seller Entities or, to the knowledge of the Seller, any other party thereto.  The use and operation of the Leased Real Property in the conduct of the Business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. All plants, warehouses, distribution centers, structures and other buildings on the Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the Business as currently conducted.

Section 3.12          Personal Property.

(a)          Schedule 3.12(a) of the Disclosure Schedules set forth a true and complete list of all Personal Property related to, used or held for use primarily in connection with the Business, owned by a Seller Entity having a fair market value of $5,000 or more.

(b)          All of such Personal Property has been maintained in all material respects in accordance with past practice and generally accepted industry practice.  Each item of such Personal Property is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put.

Section 3.13          Intellectual Property.

(a)          Schedule 3.13(a)(1) of the Disclosure Schedules sets forth a true and complete list of all registered Marks, Patents and registered Copyrights within the Business IP, including any pending applications to register any of the foregoing, owned (in whole or in part) by any Seller Entity, identifying for each such item the owner thereof (collectively, the “Scheduled IP”).  Schedule 3.13(a)(2) of the Disclosure Schedules sets forth a true and complete list of all material Business Software incorporated in any DivX Products, and, to the knowledge of the Seller, all other material Business Software.

(b)          Except as set forth on Schedule 3.13(b) of the Disclosure Schedules, no Scheduled IP is now involved in or since the Business Acquisition Date has been involved in any opposition, cancellation, derivation, interference, reissue, reexamination or other post-grant proceeding and, to the knowledge of Seller Entities, no such proceeding is or has been threatened in writing with respect to any such Scheduled IP.

(c)          Except as set forth on Schedule 3.13(c)(1) of the Disclosure Schedules, the Seller Entity indicated on Schedule 3.13(a)(1) or Schedule 3.13(a)(2) as the owner of any item of Scheduled IP or Business Software is the sole and exclusive legal and beneficial owner of all right, title and interest in, and has valid title, to such Scheduled IP or Business Software, as applicable, in each case, free and clear of any and all Encumbrances.  Except as set forth on Schedule 3.13(c)(2) of the Disclosure Schedules, the Business IP constitutes all of the material Intellectual Property (excluding Trade Secrets other than those embodied in any Source Code of any Business Software) owned by any Seller Entity that is used or held for use in, or is necessary for, the DivX Products that are currently used, sold or distributed in connection with the Business as of the Closing Date (it being understood and acknowledged that the foregoing representation and warranty does not constitute a representation and warranty of non-infringement of Intellectual Property of any third party).  All Business IP will be owned by a Specified Entity at the Closing or will be assigned and delivered to Buyer at the Closing by the applicable Seller Entity.  The Business IP, together with the Intellectual Property licensed under Inbound License Agreements and the Intellectual Property licensed to Buyer under the Technology License Agreement, constitutes all of the Intellectual Property in which any Seller Entity has any rights or interest that is held for use or used in the Business as currently conducted (it being understood and acknowledged that the foregoing representation and warranty does not constitute a representation and warranty of non-infringement of Intellectual Property of any third party).  Except as set forth on Schedule 3.13(c)(1), none of the Seller Entities (nor any of their predecessors-in-interest) has granted or agreed to grant, in each case in writing, any option or right to any Person to purchase any Business IP (in whole or in part) and none of the Business IP is subject to any written reversionary interest or other interest created under any written Contract or any written claim of any prior owner or any other Person by which such Business IP would be assigned or required to be assigned to such Person under any circumstances.  Except as set forth on Schedule 3.13(c)(1) of the Disclosure Schedules, none of the Business IP is subject to any written restrictions on transfer or licensing or is subject, or will be subject, to any Encumbrance as a result of any written agreements or, to the knowledge of the Seller, other facts or circumstances existing before the date of this Agreement. None of the Seller Entities or, to the knowledge of the Seller Entities, any predecessor-in-interest has received any written notice or written claim within the preceding three years challenging any Seller Entity’s exclusive ownership of any Business IP or suggesting that any Person other than a Seller Entity has any claim of legal or beneficial ownership with respect thereto.  Each Seller Entity has the exclusive, unrestricted right to sue for past, present and future infringement of the Business IP owned by such Seller Entity.

(d)          Except as set forth on Schedule 3.13(d), each Seller Entity has taken commercially reasonable steps to protect the Intellectual Property acquired by or developed for such Seller Entity (including its owned Business IP) and at all times has taken commercially reasonable steps to maintain the confidentiality of all information that constitutes or constituted a Trade Secret of such Seller Entity used in the conduct of the Business.  To Seller’s knowledge, Seller has provided to Buyer true and complete copies of all proprietary information, confidentiality and assignment or other agreements that are in its possession and executed by current or former employees, contractors or consultants of any Seller Entity who have created or developed any Business IP or other Intellectual Property used or held for use in the Business for any Seller Entity (other than Intellectual Property for any Seller Entity expressly agreed in writing would be retained by any such contractor or consultant) and all such employees, contractors or consultants have executed and delivered proprietary information, confidentiality and assignment or other agreements substantially in Seller’s standard forms.

(e)          Except as set forth on Schedule 3.13(e) of the Disclosure Schedules, all registered Marks, issued Patents and registered Copyrights included in the Business IP are subsisting and, to the knowledge of the Seller Entities, valid and enforceable, and no Seller Entity has received any written notice or written claim within the preceding three years challenging the validity or enforceability of any Business IP (excluding domain names and other Internet addresses or identifiers) or alleging any misuse of any Business IP (excluding domain names and other Internet addresses or identifiers); provided that, in the case of any Marks, Patents, and Copyrights issued or registered outside of the United States, the foregoing representation and warranty of subsistence is limited to the knowledge of the Seller Entities.  Except as set forth on Schedule 3.13(e) of the Disclosure Schedules, no Seller Entity has received any written notice or claim within the preceding three years challenging the validity or enforceability of any issued Patent within the Business IP (each a “Business Patent”) or alleging any misuse of any Business Patent.  None of the Business Patents has ever been found invalid, unenforceable or misused for any reason in a written consent, decree, order, judgment, or ruling issued as part of any Action involving a Seller Entity.  To the knowledge of the Seller Entities, each Seller Entity has obtained an executed invention assignment in favor of such Seller Entity (or its predecessor-in-interest) from each inventor of any Business Patents owned by such Seller Entity.

(f)          Except as set forth on Schedule 3.13(f)(1), no Seller Entity has, in the prior three years, received any written notice, written claim or written indemnification request in writing asserting that any infringement, misappropriation, or violation of any Intellectual Property of any third party is occurring, including in the form of written offers to a Seller Entity to take a license under any Patent owned by a third party, in each case, with respect to the conduct of the Business.  Except as set forth on Schedule 3.13(f)(2), the conduct of the Business, including the development, distribution and other commercial exploitation of the DivX Products and the use and exploitation of any other Business IP, by any Seller Entity has not infringed upon, misappropriated, or violated, and does not infringe upon, misappropriate, or violate, any Intellectual Property of any third party; provided that, the foregoing representation and warranty of non-infringement is limited to the knowledge of the Seller Entities to the extent it applies to non-infringement of Patents of a third party. To Seller’s knowledge, Schedule 3.13(f)(3) includes a list of all written notices by or on behalf of Seller to a third party asserting that the third party recipient is infringing, misappropriating, or violating or has infringed, misappropriated, or violated any Business IP, including in the form of written offers to take a license under any Business IP.

(g)          Except as set forth in Schedule 3.13(g) of the Disclosure Schedules, to the Seller’s knowledge, there are no actions that must be taken by Seller or any of the Seller Entities within 90 days after the Closing Date for the purposes of prosecuting, maintaining, or preserving or renewing any Business Patents, including the payment of any filing, registration, maintenance or renewal fees or the filing of any responses to with any Governmental Authority, including office actions, documents, applications or certificates.

(h)          To Seller’s knowledge, Schedule 3.13(h) of the Disclosure Schedules sets forth an accurate and complete listing of any standards body, including but not limited to ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF and ITU-R, whose activities include developing and promulgating formal technical specifications or standards that directly relate to the Business IP in writing (each, a “Standards Body”) that any Seller Entity (or any predecessor-in-interest thereof) actively participated in or is currently participating in and for which such Seller Entity has entered into a written agreement memorializing its affiliation or membership.  To Seller’s knowledge, it has disclosed to Buyer true and complete copies of all written licensing commitments to and written patent disclosures to, (collectively, “Commitments”) such Standards Bodies applicable to any Business IP. Seller Entities are in material compliance with all written agreements with Standards Bodies that directly relate to the Business IP.  None of the Seller Entities is engaged in any material dispute with any Standards Bodies with respect to any Business IP or with any third parties with respect to such Seller Entity’s conduct with respect to any Standards Bodies.

(i)          [INTENTIONALLY LEFT BLANK]

(j)          To the knowledge of Seller Entities, no funding or facilities of any Governmental Authority, or funding or facilities of a university, college, other educational institution or research center, was used in the development of any of the Business Patent or any inventions therein.

(k)          No Business IP and, to the knowledge of the Seller Entities, no Intellectual Property licensed to any Seller Entity under any Inbound License Agreement, is subject to any outstanding order, judgment, decree or stipulation restricting the use or licensing or other exploitation thereof by any Seller Entity.

(l)          No Seller Entity has transferred ownership of any Intellectual Property to a third party in the prior two years that was material to the Business at the time it was transferred and no Seller Entity or predecessor in interest has granted any exclusive license with respect to any Business IP.  Immediately after the Closing, Buyer will own all right, title, and interest in an to all Business IP on identical terms and conditions as Seller and/or the Seller Entities enjoyed immediately prior to the Closing with the exception of the rights granted to Seller under the Technology License Agreement.  To the knowledge of the Seller, no material Intellectual Property licensed to any of the Seller Entities under any Inbound License Agreement is pending or threatened in writing.

(m)          Except as set forth on Schedule 3.13(m) of the Disclosure Schedule and except for Open Source Software, all of the Software incorporated in any DivX Products sold as of the Closing Date is either Business IP, Software that will be licensed by Seller to Buyer under the Technology License Agreement or Software that is licensed under an Inbound License Agreement to which a Specified Entity is a party or that is a Seller Contract (it being understood that the foregoing representation and warranty does not constitute a representation and warranty of non-infringement of Intellectual Property).

(n)          To Seller’s knowledge, there has been no unauthorized use, access by, or disclosure to a third person of any information that constitutes or constituted a material Trade Secret used in the Business.

(o)          No source code of any Business Software has been licensed to a third party, and no source code associated with any Business Software incorporated in any DivX Products or other material Business Software not incorporated in the DivX Products has otherwise been provided to a third party other than to consultants and contractors performing work on behalf of any Seller Entity who are bound by confidentiality obligations of customary scope with respect to such source code.  No other Person has the right under a written agreement (excluding licenses to Open Source Software), contingent or otherwise, to obtain access to or use any such source code.  To the knowledge of Seller, the Business Software as currently licensed or sold by any Seller Entity is free of material defects and material errors in features, functionality, performance, programming and operation, other than errors listed in the bug-tracking database maintained by the Business and that will be owned by and in the possession of a Specified Entity at Closing or will be transferred and delivered by a Seller Entity to Buyer upon the Closing.

(p)          To Seller’s knowledge, Schedule 3.13(p)(1) of the Disclosure Schedules lists all Open Source Software used by the Seller Entities after the Business Acquisition Date in the conduct of the Businesses, other than Open Source Software used strictly for internal use purposes, and:  (i) identifies the license applicable thereto (including the specific version thereof under which such Open Source Software were licensed); (ii) identifies, where available, a URL at which the applicable Open Source Software are available and at which the applicable license is identified; (iii) describes the manner in which such Open Source Software has been used or distributed; and (iv) describes how such Open Source Software has been integrated or combined with or linked to any Business Software.  Except as set forth in Schedule 3.13(p)(2), no Seller Entity has used, incorporated or distributed Open Source Software licensed under a Copyleft License in conjunction with or for use with any Business Software in a manner that: (A) obligates any Seller Entity to grant any licenses under any Business Patents (including any use of Open Source Software that are subject to version 3.1 of the GNU General Public License that results in a grant of a patent license under Section 11.1 thereof) or (B) to Seller’s knowledge, requires such Seller Entity to permit third parties to reverse engineer or replace portions of Open Source Software, as required under the GNU Lesser General Public License.  Except as set forth in Schedule 3.13(p)(3), no Seller Entity has incorporated or linked Open Source Software licensed under a Copyleft License in or with any Business Software distributed to a third party in a manner that has caused such Seller Entity to be obligated under such Copyleft License to make available such Business Software to such third party in source code form.

(q)          To Seller’s knowledge, no Business Software contains, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: disrupting or disabling the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.

Section 3.14          Receivables.  All Receivables due on or after the Closing Date will represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  As of the Closing Date, all Receivables will be current and, to the knowledge of the Seller, collectible net of the respective reserves shown on Schedule 3.14 of the Disclosure Schedules (which reserves are adequate and calculated consistent with past practice).  There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of any Receivables related to the amount or validity of such Receivable, and no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor.

Section 3.15          Taxes.

(a)          All income and other material Returns required to be filed by or with respect the Seller and each of the Specified Entities have been properly prepared and timely filed, and all such Returns are true, complete and correct in all material respects.

(b)          All income and other material Taxes owed by or with respect to the Seller and each of the Specified Entities have been fully and timely paid (whether or not shown on any Return), and the Seller and each of the Specified Entities have made adequate provision for any such Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date hereof.

(c)          There is no Action by any Governmental Authority now pending or threatened with respect to any Tax due from or with respect to the Seller or any of the Specified Entities.

(d)          No claim has been made by any Governmental Authority in a jurisdiction where the Seller or any of the Specified Entities does not file Returns that it is or may be subject to taxation by that jurisdiction.

(e)          There are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to the Seller or any of the Specified Entities.

(f)          There are no Encumbrances for Taxes on the assets of the Seller or any of the Specified Entities, except for statutory Encumbrances for current Taxes not yet due and payable.

(g)          Each of the Specified Entities have each withheld from their respective employees, independent contractors, creditors, equity holders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all respects for all Pre-Closing Tax Periods in compliance with all Tax withholding and remitting provisions of applicable Law and have each complied in all respects with all Tax information reporting provisions of all applicable Laws.

(h)          Seller has given or otherwise made available to Buyer true, correct and complete copies of all income Tax Returns of each of the Specified Entities for all taxable periods for which the applicable statutory periods of limitations have not expired.

(i)          None of the Specified Entities has participated in a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4.

(j)          None of the Specified Entities is or has been a party to or bound by any agreement, arrangement or understanding to allocate, share or indemnify another Person for Taxes.

(k)          Any related party transactions subject to Section 482 of the Code (or any corresponding or similar provision of applicable Law) conducted by any of the Specified Entities have been on an arms-length basis in accordance with Section 482 of the Code or, to the extent applicable, any corresponding or similar provision of applicable Law.  All related documentation and filings required by such Law have been prepared or obtained and, if necessary, retained or filed with the applicable Governmental Authority.

(l)          Each of the Specified Entities has been classified as a corporation for U.S. federal income tax purposes at all times since their formation.

Section 3.16          Environmental Matters.

(a)          Each of the Seller Entities is and has been since the Business Acquisition Date in compliance with all applicable Environmental Laws in connection with the conduct or operation of the Business and the ownership or use of the Purchased Assets.  None of the Seller Entities nor any of its executive officers has received, nor is there any basis for, any notice, communication or complaint from a Governmental Authority or other Person alleging that any of the Seller Entities has any liability under any such Environmental Law or is not in compliance with any such Environmental Law.

(b)          For purposes of this Agreement:

(i)            “Environmental Laws” means:  any Laws of any Governmental Authority relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii)            “Hazardous Substances” means:  (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

(iii)          “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

Section 3.17          Material Contracts.

(a)          Except as set forth in Schedule 3.17(a) of the Disclosure Schedules, there are no Contracts relating to the Business or the Purchased Assets and none of the Specified Entities are party to or bound by any Contracts of the following nature (such Contracts as are required to be set forth in Schedule 3.17(a) of the Disclosure Schedules being “Material Contracts”):

(i)             any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting or advertising Contract;

(ii)            any Contract for the purchase or delivery of goods, or performance of services, to any of the Seller Entities or the Business, that involves annual payments in excess of $50,000;

(iii)           any Contract relating to or evidencing indebtedness of the Business or any of the Specified Entities in connection with the Business, including mortgages, other grants of security interests, guarantees or notes;

(iv)          any Contract with any Governmental Authority;

(v)            any Contract with any Related Party of any of the Seller Entities;

(vi)          any employment or consulting Contract, other than Contracts for employment covered in clause (v);

(vii)          any Contract that limits, or purports to limit, the ability of any of the Seller Entities or the Business to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of any of the Seller Entities or the Business to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(viii)         any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(ix)           any Contract pursuant to which any Seller Entity is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $25,000;

(x)            any Contract for the sale or purchase of any tangible personal property in an amount in excess of $50,000;

(xi)           any Contract providing for indemnification to or from any Person with respect to liabilities relating to the Business or the Purchased Assets;

(xii)          any written Inbound License Agreement, any written Outbound License Agreement and any Contract, in each case entered into on or after the Business Acquisition Date, that materially limits any Seller Entity’s rights to use or otherwise exploit, enforce or register any Business IP, including all written covenants not to sue and written co-existence agreements;

(xiii)         any joint venture or partnership, merger, asset or stock purchase or divestiture Contract;

(xiv)         any Contract with any labor union or providing for benefits under any Employee Plan;

(xv)          any hedging, futures, options or other derivative Contract;

(xvi)         any Contract relating to settlement of any administrative or judicial proceedings within the past five years;

(xvii)        any Contract that results in any Person holding a power of attorney that relates to the Seller, the Business or the Purchased Assets;

(xviii)       any Contract for the purchase of any debt or equity security or other ownership interest of any Person by a Specified Entity, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, any Specified Entity; and

(xix)          any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $50,000 on an annual basis or in excess of $100,000 over the current Contract term, (B) has a term greater than one year and cannot be cancelled by the a Seller Entity without penalty or further payment and without more than 30 days’ notice, (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Business, taken as a whole, or (D) any Specified Entity is a party to or by which any Specified Party is bound.

(b)          Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect.  None of the Selling Entities nor, to the knowledge of the Seller, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has any Seller Entity received any claim of any such breach, violation or default.  The Seller has delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.18          Customers and Suppliers.

(a)          Schedule 3.18(a) of the Disclosure Schedules sets forth a true and complete list of (i) the top ten (10) customers of the Business (including the Seller and its Affiliates) during the 12 months ended September 30, 2017, (ii) the amount for which each such customer was invoiced during such period and (iii) the percentage of the total sales of the Business represented by sales to each such customer during such period.  None of the Seller Entities have received any notice or has knowledge that any of such customers (including the Seller and its Affiliates) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Business and none of the Seller Entities has received any written notice that any of such customers (including the Seller and its Affiliates) has sought, or is seeking, to reduce the price it will pay for the services of the Business.

(b)          Schedule 3.18(b) of the Disclosure Schedules sets forth a true and complete list of (i) the top ten (10) suppliers of the Business (including the Seller and its Affiliates) from which the Seller Entities ordered products or services with an aggregate purchase price for the 12 months ended September 30, 2017 and (ii) the amount for which each such supplier invoiced any of the Seller Entities during such period.  The Seller has not received any notice or has knowledge that there has been any material adverse change in the price of such supplies or services provided by any such supplier (including the Seller and its Affiliates), or than any such supplier (including the Seller and its Affiliates) will not sell supplies or services to the Buyer at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Seller Entities, subject to general and customary price increases.

Section 3.19          Product Liability; Warranties.  Since the Business Acquisition Date, there has not been any product liability, warranty, material backcharge, material additional work, field repair or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (a) services rendered by or on behalf of the Business during the period through and including the Closing Date, (b) the sale, distribution, erection or installation of any product, good, component or other item sold or delivered by or on behalf of the Business whether delivered to a customer before or after the Closing Date (except with respect to any liability or obligation arising out of any action by the Buyer after the Closing Date) or (c) the operation of the Business or the ownership of the Purchased Assets during the period through and including the Closing Date. Since the Business Acquisition Date, the aggregate warranty expenses experienced during any one year by the Business did not exceed $50,000.  The Seller does not have knowledge of any defect in any products or services of the Business that might give rise to a product liability or product warranty claim in excess of $10,000 after the Closing Date.

Section 3.20          Conduct of Business.  The Seller has conducted and operated the Business only through the Seller Entities and not through any other divisions or any other direct or indirect Subsidiary or Affiliate of the Seller.

Section 3.21          Affiliate Interests and Transactions.

(a)          No Related Party of any of the Seller Entities:  (i) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) used in the Business; (ii) has or has had any business dealings or a financial interest in any transaction with the Business or with any of the Seller Entities involving the Business or any of the Purchased Assets, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (iii) is or has been a Business Employee or Subsidiary Employee.

(b)          Except for this Agreement and the Ancillary Agreements, there are no Contracts by and between the Seller, on the one hand, and any Related Party of the Seller, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Business (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

Section 3.22          Insurance.  Schedule 3.22 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Business and the Purchased Assets, together with the carriers and liability limits for each such policy.  All such policies are in full force and effect.  All premiums with respect thereto have been paid to the extent due.  No Seller Entity has received notice of, nor to the knowledge of the Seller is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy.  No claim currently is pending under any such policy involving an amount in excess of $25,000.  All material insurable risks in respect of the Business and the Purchased Assets are covered by such insurance policies.

Section 3.23          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any of the Seller Entities.

Section 3.24          Representations or Warranties Regarding Periods Prior to the Acquisition Date; Disclaimer of Additional Representations and Warranties. Notwithstanding anything to the contrary in this Article III, to the extent that any representation and warranty of the Seller set forth in this Article III relates to any condition, circumstance or, event, act, or omission that existed or occurred prior to the Business Acquisition Date, such representation and warranty is given by Seller solely to the Seller’s knowledge, whether or not a knowledge qualifier is included in such representation and warranty.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III and in any Ancillary Agreement, THE SELLER HAS NOT MADE OR SHALL BE DEEMED TO HAVE MADE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND THE SELLER HEREBY EXPRESSLY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES.  Without limiting the generality of the foregoing, notwithstanding anything to the contrary in this Agreement, the Seller has not made nor shall be deemed to make or have made any representation or warranty to the Buyer with respect to (a) the future operating or financial performance of the Business or any estimates, projections, forecasts, plans, budgets or similar materials or information relating to the future operating or financial performance of the Business (including, future revenues, expenses, expenditures or results of operations) heretofore or hereafter delivered or made available to the Buyer or any of its Representatives, or (b) except as expressly covered by a representation and warranty contained in this Article III or Ancillary Agreement, any other information or documents (financial or otherwise) heretofore or hereafter delivered or made available to the Buyer or any of its Representatives with respect to the Business.

Section 3.25          Disclosure.  To the knowledge of the Seller, none of the representations or warranties of the Seller contained in this Agreement or any Ancillary Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE IV ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 4.1          Organization.  The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2          Authority.  The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

Section 4.3          No Conflict; Required Filings and Consents.

(a)          The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)             conflict with or violate the certificate of incorporation or bylaws of the Buyer;

(ii)            conflict with or violate any Law applicable to the Buyer; or

(iii)           result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b)          The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby.

Section 4.4          Legal Proceedings. There are no Actions pending or, to the knowledge of the Buyer, threatened against the Buyer or any Affiliate of the Buyer that (i) challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, or (ii) that would reasonably be expected to result in a material adverse effect of Buyer if determined adversely to the Buyer.

Section 4.5          Financing.  On the Closing Date, the Buyer will have sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.6          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 4.7          Disclaimer of Additional Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV AND IN ANY ANCILLARY AGREEMENT, THE BUYER HAS NOT MADE NOR SHALL BE DEEMED TO HAVE MADE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND THE BUYER HEREBY EXPRESSLY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES.

ARTICLE V
 COVENANTS

Section 5.1          Conduct of Business Prior to the Closing.  Between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise agree in writing, the Seller shall cause the Business to be conducted only in the ordinary course consistent with past practice, and shall preserve substantially intact the organization of the Business, keep available the services of the current Business Employees, Subsidiary Employees and consultants of the Business and preserve the current relationships of the Business with customers, suppliers and other persons with which the Business has significant business relations.  By way of amplification and not limitation, between the date of this Agreement and the Closing Date, the Seller shall not do or propose to do, directly or indirectly, any of the following in connection with the Business or the Purchased Assets or Specified Entities without the prior written consent of the Buyer:

(a)          amend or otherwise change the certificate of incorporation or bylaws or equivalent organizational documents of any of the Specified Entities;

(b)          issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance any Purchased Assets or any shares of capital stock or other ownership interests any rights of any kind to acquire any such ownership interests, in any of the Specified Entities, other than sales or transfers of products in the ordinary course of business consistent with past practice;

(c)          make any change with respect to the capital structure of any of the Specified Entities or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Specified Entities;

(d)          incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, in each case affecting the Business or the Purchased Assets or the Specified Entities, except in the ordinary course of business consistent with past practice; provided, that in no event shall any of the Seller Entities, in connection with the Business or the Specified Entities, (i) incur, assume or guarantee any long-term indebtedness for borrowed money or (ii) make any optional repayment of any indebtedness for borrowed money;

(e)          amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of any Seller Entity’s rights thereunder, or enter into any Contract in connection with the Business or the Purchased Assets or Specified Entities other than in the ordinary course of business consistent with past practice;

(f)          authorize, or make any commitment with respect to, any single capital expenditure for the Business or the Specified Entities that is in excess of $10,000 or capital expenditures which are, in the aggregate, in excess of $50,000 for the Business taken as a whole;

(g)          acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement with respect to the Business;

(h)          enter into any lease of real or personal property or any renewals thereof in connection with the Business;

(i)          increase the compensation payable or to become payable or the benefits provided to any Transferring Employee or Subsidiary Employee, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of Transferring Employees or Subsidiary Employees who receive less than $100,000 in total annual cash compensation from the Seller, or grant any severance or termination payment to, or pay, loan or advance any amount to, any Transferring Employee or Subsidiary Employee, or establish, adopt, enter into or amend any Employee Plan that is sponsored directly by any of the Specified Entities;

(j)          enter into any Contract with any Related Party of any of the Seller Entities in connection with or affecting the Business or the Purchased Assets;

(k)          make any change in any method of accounting or accounting practice or policy affecting the financial statements of the Business, except as required by GAAP;

(l)          file any Return relating to the Business other than on a basis consistent with past practice, make, revoke or modify any Tax election or settle or compromise any Tax liability;

(m)          pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Business or the Purchased Assets or the Specified Entities, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities incurred in the ordinary course of business consistent with past practice;

(n)          cancel, compromise, waive or release any right or claim relating to the Business or the Purchased Assets, other than in the ordinary course of business consistent with past practice;

(o)          permit the lapse of any existing policy of insurance relating to the Business or the Purchased Assets or the Specified Entities;

(p)          permit the lapse of any right within the Seller Intellectual Property;

(q)          accelerate the collection of or discount any Receivables, delay the payment of liabilities that would become Assumed Liabilities or defer expenses, or otherwise increase cash on hand in connection with the Business, except in the ordinary course of business consistent with past practice;

(r)          use any assets of the Business to pay any costs or expenses arising out of or relating to the transactions contemplated by this Agreement or the Ancillary Agreements;

(s)          commence or settle any Action relating to the Business, the Purchased Assets, the Specified Entities or the Assumed Liabilities;

(t)          take any action, or intentionally fail to take any action, that would cause any representation or warranty made by the Seller in this Agreement or any Ancillary Agreement to be untrue or result in a breach of any covenant made by the Seller in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Material Adverse Effect; or

(u)          announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.2          Covenants Regarding Information.

(a)          From the date hereof through the Closing Date, the Seller shall afford the Buyer and its Representatives complete access (including for inspection and copying) at all reasonable times to the Purchased Assets and the Seller Entities’ Representatives, employees, consultants, properties, offices, plants and other facilities, and books and records relating to the Business, Purchased Assets, Specified Entities and employees and consultants of any of the Seller Entities that are involved with or would have information about the Business, Purchased Assets or Specified Entities and shall furnish the Buyer with such financial, operating and other data and information in connection with the Business, the Purchased Assets, the Specified Entities and the employees and consultants of any of the Seller Entities, as the Buyer may reasonably request; provided that to the extent such requested information shall contain non-public, confidential information of the Seller, such information shall be subject to Section 5.10.

(b)          On or prior to the Closing Date, the Seller shall use commercially reasonably efforts to deliver or cause to be delivered to the Buyer a copy of all agreements, documents, books and records, files and other information that are related to the Purchased Assets and that are in the possession of or under the control of any of the Seller Entities (other than the Specified Entities), including all Business Records, which shall include a full extraction of the information listed on Schedule 2.1(e).  If, notwithstanding the foregoing, any of the Seller Entities discover following the Closing Date that it is in possession of or has under its control any such items that were not previously delivered to the Buyer, then the applicable Seller Entity shall deliver to the Buyer any such items as soon as reasonably practicable.  Similarly, if the Buyer or any of the Seller Entities discover following the Closing Date that it is in possession of or has under its control any information relating to the Excluded Assets or the Excluded Liabilities, the Buyer or applicable Seller Entity shall deliver to the Seller any such items in its possession or under its control as soon as reasonably practicable.

(c)          Notwithstanding anything to the contrary in this Agreement, any of the Purchased Assets (including software and any related documentation) that can be transmitted electronically will be so transmitted to the Buyer and will not be delivered to the Buyer on any tangible medium.

Section 5.3          Exclusivity.  The Seller agrees that between the date of this Agreement and the earlier of (i) the Closing and (ii) the termination of this Agreement, the Seller shall not, and shall take all action necessary to ensure that none of its Affiliates or any of their respective Representatives shall, directly or indirectly solicit, initiate, consider, encourage or accept any other proposals or offers from any Person relating to any direct or indirect acquisition or purchase of all or any portion of the Business or the Purchased Assets, whether effected by sale of assets, sale of stock, merger or otherwise, other than products to be sold in the ordinary course of business consistent with past practice.  The Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to the foregoing.  The Seller shall notify the Buyer promptly, but in any event within 24 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made.  Any such notice to the Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact.  The Seller shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any Seller Entity is a party, without the prior written consent of the Buyer.

Section 5.4          Notification of Certain Matters.  The Seller shall give prompt written notice to the Buyer of (i) the occurrence or non-occurrence of any change, condition or event, the occurrence or non-occurrence of which would render any representation or warranty of the Seller contained in this Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (iii) any failure of the Seller or any Affiliate of the Seller to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Buyer’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (v) any Action pending or, to the Seller’s knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.  Nothing provided in any notice to the Buyer pursuant to this Section 5.4 shall provide the Buyer with the right to terminate this Agreement unless such right shall independently exist under a separate provision of this Agreement.

Section 5.5          Payment of Liabilities.  The Seller shall pay or otherwise satisfy in the ordinary course of business in accordance with past practice, prior to the Closing, all of the liabilities and obligations incurred in connection with the Business and, after the Closing, the Excluded Liabilities.

Section 5.6          Refunds and Remittances.  After the Closing:  (a) if the Seller or any of its Affiliates receive any refund or other amount that is a Purchased Asset or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, the Seller promptly shall remit, or shall cause to be remitted, such amount to the Buyer and (b) if the Buyer or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to the Seller or any of its Affiliates in accordance with the terms of this Agreement, the Buyer promptly shall remit, or shall cause to be remitted, such amount to Seller.

Section 5.7          [INTENTIONALLY LEFT BLANK]

Section 5.8          Employee Matters.

(a)          Except as specifically provided in this Section 5.8:  (i) the Buyer shall not adopt, become a sponsoring employer of, or have any obligations under or with respect to the Employee Plans, and the Seller shall be solely responsible for any and all liabilities and obligations that have been incurred or may be incurred under or in connection with any Employee Plan; (ii) the Seller shall be solely responsible for any and all liabilities arising out of or relating to the employment of Business Employees who do not become Transferring Employees (as defined below), whether such liabilities arise before, on or after the Closing Date; and (iii) the Seller shall be solely responsible for any and all liabilities arising out of or relating to the employment of any Transferring Employee prior to the Closing Date, including salaries, bonuses and commissions earned by the Transferring Employees for any period of time prior to the Closing.  For purposes hereof, with respect to the Welfare Plans, claims under any medical, dental, vision, or prescription drug plan generally will be deemed to be incurred on the date that the service giving rise to such claim is performed and not when such claim in made; provided, however, that with respect to claims relating to hospitalization, the claim will be deemed to be incurred on the first day of such hospitalization and not on the date that such services are performed.  Claims for disability under any long or short term disability plan will be incurred on the date the Business Employee is first absent from work because of the condition giving rise to such disability and not when the Business Employee is determined to be eligible for benefits under the applicable Welfare Plan.

(b)          The Buyer shall, or shall cause one of its Affiliates to, extend offers of employment, on terms and conditions determined by Buyer in its sole discretion, to each Business Employee listed on Schedule 5.8(b) of the Disclosure Schedules who is actively at work as of the Closing Date (all such employees who accept the Buyer’s offer of employment are referred to as the “Transferring Employees”).  The Buyer shall deliver to the Seller Schedule 5.8(b) of the Disclosure Schedules between the date of this Agreement and the date that is five Business Days before the Closing Date. For purposes of this Agreement, any Business Employee who is not at work on the Closing Date due to a short-term absence (including due to vacation, holiday, jury duty, illness, authorized short-term leave of absence or short-term disability) shall be deemed to be “actively at work”; provided, that any such individuals that are on authorized short-term leave of absence or short-term disability shall not be deemed to constitute “Transferring Employees” until such time as they return to active employment.  The Seller shall terminate the employment of all Transferring Employees immediately prior to the Closing and shall cooperate with and use its reasonable best efforts to assist the Buyer in its efforts to secure satisfactory employment arrangements with the Transferring Employees; provided that the failure of any Transferring Employee to accept an employment offer from the Buyer shall not represent a breach by the Seller of this Section 5.8(b).  In addition, the Buyer may also deliver to the Seller, between the date of this Agreement and the date that is five Business Days before the Closing Date, a list of individuals employed by the Foreign Specified Entities to whom Buyer does not wish to provide continued employment following the Closing (the “Terminated Subsidiary Employees”).  The Seller shall terminate or cause to be terminated the employment of all Terminated Subsidiary Employees prior to the Closing. The Seller shall bear sole responsibility for all costs and obligations (including any notice obligations) relating to the termination of the employment of the Transferring Employees and the Terminated Subsidiary Employees.

(c)          The Seller shall comply with the requirements of the WARN Act or any similar state, provincial, national, or local law with respect to any “plant closing” or “mass layoff,” as those terms are defined in the WARN Act or such other applicable law, which may result from the Seller’s termination of the employment of any of its employees in connection with the transactions contemplated hereby through the Closing Date.

(d)          The Seller and its ERISA Affiliates shall comply with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA, with respect to any employee, former employee or beneficiary of any such employee or former employee who is covered under any group health plan, as defined in Section 5000(b)(1) of the Code (a “Group Health Plan”), maintained by the Seller and its ERISA Affiliates as of the Closing Date or whose “qualifying event” within the meaning of Section 4980B(f) of the Code occurs on or prior to the Closing Date, whether pursuant to the provisions of COBRA or otherwise.  The Buyer shall comply with the provisions of COBRA with respect to Transferring Employees who are covered under any Group Health Plan maintained by the Buyer after the Closing Date.

(e)          Following the Closing Date, the Buyer shall, pursuant to plans and arrangements established or maintained by the Buyer (the “Buyer Welfare Plans”), provide the Transferring Employees and Subsidiary Employees with health and welfare benefits that are reasonably comparable, on an aggregate basis, to the health and welfare benefits provided to other, similarly situated employees of the Buyer.  The Buyer shall, to the extent permitted by the applicable contract, (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferring Employees and Subsidiary Employees under the Buyer Welfare Plans, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under the corresponding Employee Plan and (ii) provide each Transferring Employee and Subsidiary Employees with credit under the Buyer Welfare Plans for any co-payments and deductibles paid under the corresponding Employee Plans prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements for the year in which the Closing Date occurs.

(f)          For purposes of determining eligibility to participate, vesting and determination of the level of benefits (but not accrual or entitlement to benefits other than severance benefit accrual where length of service is relevant) for Transferring Employees and Subsidiary Employees under all employee benefit plans and arrangements of the Buyer, the Buyer shall recognize service with the Seller to the same extent recognized under the corresponding Employee Plans as in effect immediately prior to the Closing Date.

(g)          Nothing contained in this Agreement shall create any third party beneficiary rights in any Transferring Employee, Subsidiary Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferring Employee or Subsidiary Employee by the Buyer or under any benefit plan that the Buyer may maintain.

(h)          Nothing contained in this Agreement shall confer upon any Transferring Employee or Subsidiary Employee any right with respect to continued employment by the Buyer, nor shall anything herein interfere with the right of the Buyer to terminate the employment of any Transferring Employee or Subsidiary Employee at any time, with or without cause, following the effective date of his or her employment with the Buyer, or restrict the Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transferring Employees or Subsidiary Employees.

Section 5.9          Non-Competition; Non-Solicitation.

(a)          For a period of one year following the Closing, the Seller shall not engage in any business anywhere in the world that provides products or services of the type supplied by the Business (“Competing Business”), or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, or allow any of its officers or employees to be connected as an officer, employee, partner, member, stockholder, consultant or otherwise with, any Person engaged in a Competing Business; provided, however, that for purposes of this Section 5.9, ownership of securities having no more than five percent of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be a violation of this Section 5.9 as long as the person owning such securities has no other connection or relationship with such competitor and provided, further, that for purposes of this Section 5.9, engaging in the business of providing the NeuLion Digital Platform or the NeuLion CE SDK as such products are currently provided and with natural evolutions thereof shall not be considered to be a Competing Business, subject to any restrictions set forth in the Technology License Agreement;

(b)          For a period of two years following the date hereof (the “Non-Solicit Period”), the Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(i)          solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Business Employee (as hereinafter defined); provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Business Group Employees, (B) after the Closing, the Seller or any of its Affiliates from soliciting, recruiting or hiring any Business Employee who is not listed on Schedule 5.8(b) as of the Closing or is terminated by the Buyer or any of its Affiliates after the Closing, or (C) the Seller or any of its Affiliates from soliciting, recruiting or hiring any Business Group Employee who has ceased to be employed or retained by the Seller, the Buyer or any of their respective Affiliates for at least 12 months.  For purposes of this Section 5.9, “Business Group Employees” means, collectively, officers, directors and employees of the Seller, the Buyer and their respective Affiliates who work or are engaged in connection with the Business, including the Business Employees and Subsidiary Employees, and persons acting under any management, service, consulting, distribution, dealer or similar contract in connection with the Business or the Purchased Assets; or

(ii)          disparage the Buyer or any of its Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of the Business, the Buyer or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.

(c)          The Buyer agrees, during the Non-Solicit Period, not to:

(i)          (A) recruit or hire any employee of the Seller or any if its Affiliates who is not a Business Employee or Subsidiary Employee or (B) until 12 months after the date of termination by Seller of such employee, not to solicit, recruit or hire any Business Employee or Subsidiary Employee whom the Buyer did not choose to hire in accordance with the provisions of this Agreement and to whom the Seller paid any severance payments as a result of Seller’s termination of such employee; provided, that none of the foregoing shall prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at the Seller’s employee, or (ii) the Buyer or any of its Affiliates from soliciting, recruiting or hiring any employee of the Seller or any of its Affiliates who has ceased to be employed or retained by the Seller or any of its Affiliates for at least 12 months; or

(ii)          disparage the Seller or any of its Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of the Seller, its Affiliates or their business with the public generally, or with any of their customers, suppliers or employees.

(d)          The Seller and Buyer acknowledge that the covenants set forth in this Section 5.9 are an essential element of this Agreement and that any breach by the Seller or Buyer of any provision of this Section 5.9 will result in irreparable injury to the other party.  The Seller and Buyer acknowledge that in the event of such a breach, in addition to all other remedies available at law, the other party shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate.  The Seller and Buyer have independently consulted with its counsel and after such consultation agree that the covenants set forth in this Section 5.9 are reasonable and proper to protect the legitimate interest of the other party.

(e)          If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.9 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Seller’s and the Buyer’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the other party the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.9 because taken together they are more extensive than necessary to assure the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

Section 5.10          Confidentiality.

(a)          Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated February 17, 2017 between Fortress Investment Group LLC and the Seller (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.10(a) shall terminate.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)          For a period of three years following the Closing Date, the Seller shall not, and the Seller shall cause its Affiliates and the respective Representatives of the Seller and its Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Seller or its Affiliates may furnish such portion (and only such portion) of the Confidential Information as the Seller or such Affiliate reasonably determines it is legally obligated to disclose if:  (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies the Buyer of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request at Buyer’s expense; and (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information at Buyer’s expense.  For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Business (including Intellectual Property, customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans and all other information or data), the Purchased Assets, the Specified Entities, or the transactions contemplated hereby, except for data or information that is or becomes available to the public other than as a result of a breach of this Section.

(c)          Effective as of the Closing, the Seller hereby assigns to the Buyer all of the Seller’s right, title and interest in and to any confidentiality agreements entered into by the Seller (or its Affiliates or Representatives) and each Person (other than the Buyer and its Affiliates and Representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with any transaction involving the acquisition or purchase of all or any portion of the Business or the Purchased Assets, to the extent assignable.  From and after the Closing, at the Buyer’s expense, the Seller will take all commercially reasonably actions requested by the Buyer in order to assist in enforcing the rights so assigned.

Section 5.11          Consents and Filings.  The Seller and the Buyer shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (a) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders and provide such notices as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including but not limited to the consents and notices set forth on Schedule 5.11, (b) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law and (c) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In furtherance and not in limitation of the foregoing, the Seller shall permit the Buyer reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby, and the Seller shall not settle or compromise any such claim, suit or cause of action without the Buyer’s written consent.  Notwithstanding anything herein to the contrary, the Buyer shall not be required by this Section to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of the Buyer or any of its Affiliates or any portion of the Business or the Purchased Assets or (ii) limit the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Business or the Purchased Assets or any of the Buyer’s or its Affiliates’ other assets or businesses.

Section 5.12          Public Announcements.  On and after the date hereof, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto; provided that with respect to disclosures required by applicable Law or any listing agreement of any party hereto, the filing party shall provide the other party with the right to review such filing.

Section 5.13          Post-Closing Cooperation.  The Seller Entities, subject to any conflicting commitments to which the relevant resources are subject, agree to use commercially reasonable efforts to provide such information and other assistance as the Buyer may reasonably request from time to time in connection with any Action against a third party involving any Business Patent or any Action involving the invalidity or unenforceability of any Business Patent or other action involving the any Business Patent, subject to Buyer reimbursing Seller Entities for all expenses incurred in connection with providing the assistance requested by Buyer. Without limiting the generality of the foregoing and subject to Buyer’s obligation to reimburse the Seller’s expenses, the Seller Entities agree that the cooperation and assistance that they will provide hereunder at the reasonable request of Buyer will include (if requested by Buyer), without limitation, (i) the disclosure of all pertinent factual or other information and data that is in a Seller Entity’s possession that Buyer may reasonably request, (ii) the execution of all applications, specifications, oaths, declarations, affidavits, assignments and all other instruments that Buyer may reasonably request and (iii) the giving of appropriate testimony in any Action or other proceeding relating to any Business Patents that Buyer may reasonably request.

Section 5.14          Resignations.  The Seller will deliver at the Closing the resignation of all of the directors of the Specified Entities, effective as of the Closing, except for such directors that the Buyer specifies in writing to the Seller prior to the Closing Date.

Section 5.15          Books and Records.

(a)          To facilitate the resolution of any claims made by or against the Seller after the Closing, or for any other reasonable purpose, for a period of two years after the Closing, and with respect to a particular claim that is unresolved as of such date, until the resolution thereof, the Buyer shall, and shall cause the Specified Entities to:

(i)             retain the books and records (including personnel files) of the Transferring Employees or Subsidiary Employees relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Seller; and

(ii)            upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records, including in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving or relating to Transferring Employees or Subsidiary Employees.

(b)          The Buyer shall not be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.15 where such access would violate any Law.

(c)          In order to facilitate the resolution of any claims made by or against or incurred by the Buyer after the Closing or for any other reasonable purpose, for a period of two years following the Closing, and with respect to a particular claim that is unresolved as of such date, until the resolution thereof, the Seller shall, and shall cause its Subsidiaries to:  (i) retain all books, documents, information, data, files and other records of the Seller that relate to the Business, the Purchased Assets or the Assumed Liabilities for periods prior to the Closing and which shall not otherwise have been delivered to the Buyer; (ii) upon reasonable notice, afford the Buyer and its Representatives reasonable access (including for inspection and copying, at the Buyer’s expense), during normal business hours, to such books, documents, information, data, files and other records, including in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving or relating to the Business, the Purchased Assets or the Assumed Liabilities; and (iii) furnish the Buyer and its Representatives reasonable assistance (at the Buyer’s expense), including access to personnel, in connection with any such claims and other proceedings; provided, that such access shall be granted until the later of two years following the Closing and the expiration date of the applicable statute of limitations with respect to tax matters.  The Seller shall permit, promptly upon reasonable request, the Buyer and its Representatives to use original copies of any such records for purposes of litigation; provided, that such records shall promptly be returned to the Seller following such use. The Seller shall not destroy any such books and records without providing the Buyer with written notice detailing the contents of such books and records, and providing the Buyer with the opportunity to obtain such books and records, at least ninety days prior to the destruction thereof.

Section 5.16          Dolby Audit.  The Buyer agrees to reasonably cooperate with, and provide such commercially reasonable assistance to the Seller, which shall include the reasonable assistance of any Transferring Employee during normal business hours and in such a manner as not to unreasonably interfere with the normal operations of the Business, as may be reasonably requested by the Seller, at the Seller’s expense, in connection with the ongoing audit by Dolby relating to assessment of royalties due to Dolby by the Seller Entities (the “Dolby Audit”).

Section 5.17          Post-Closing Sales Cooperation.  Following the date of this Agreement, the Seller and the Buyer shall negotiate in good faith an arrangement on procedures with respect to referrals of future opportunities involving the sale of each other’s products, services or other offerings to the extent either party receives an inquiry with respect to the other party’s products, and the parties shall negotiate in good faith to determine referral fees with respect to such referrals (the “Co-Marketing Agreement”).

Section 5.18          Seller Contracts that Include NeuLion CE SDK License.

(a)          The Seller agrees to timely perform following the Closing all obligations imposed on any Seller Entity under the Seller Contracts under which NeuLion or one of its Subsidiaries has granted or agreed to grant a license of the NeuLion CE SDK to a customer (collectively, the “Designated Seller Contracts”), including any technical support, warranty or indemnity obligations, to the extent that such obligations under the Designated Seller Contracts relate to the NeuLion CE SDK product.  For the avoidance of doubt, Seller’s obligations under this Section 5.18(a) are limited to those that are imposed under any Designated Seller Contract during the remaining term thereof and do not extend to any negotiated renewal term or replacement agreement.

(b)          Subject to the terms and conditions of this Agreement, the Seller hereby grants, and agrees to cause each of the relevant Non-Divested Seller Entities to grant, to the Buyer, the non-exclusive right to grant sublicenses of the NeuLion CE SDK product (including updates, upgrades and new versions thereof released) to the customers that have been granted the right to license such NeuLion CE SDK product under the Designated Seller Contracts, which sublicense will extend for the entire remaining term of the applicable Designated Seller Contract; provided that, to the extent any such customer implements its NeuLion CE SDK product license and actually implements the NeuLion CE SDK product following any sublicense granted by the Buyer pursuant to this Section 5.18(b), and any fees are owing from such customer under the relevant Designated Seller Contract in consideration thereof, the Seller and the Buyer will negotiate in good faith an equitable allocation of such fees between the NeuLion CE SDK product licenses and any other licenses to which fees paid by such customer are attributable and the Buyer agrees to pay the Seller promptly the portion of any such fees paid to the Buyer that the Buyer and the Seller agree are attributable to the NeuLion CE SDK product licenses.  The Buyer shall notify the Seller promptly after the Buyer grants any sublicense under this Section 5.18(b), following which the Seller will provide, or cause the relevant Non-Divested Seller Entity to provide, any copies of the NeuLion CE SDK product to which the relevant customer is entitled pursuant to the license granted or agreed to be granted in the relevant Designated Seller Contract.  For the avoidance of doubt,  the sublicense right granted to the Buyer in this Section 5.18(b) is coextensive with the license to the NeuLion CE SDK product that the relevant Seller Entity has granted or agreed to grant to the relevant customer in the relevant Designated Seller Contract.

(c)          The Seller agrees that, if requested by the Buyer, the Seller will negotiate in good faith the terms of a sublicense arrangement by which the Seller would grant to the Buyer following the Closing the right to grant, pursuant to the terms of a new Contract that replaces or extends the term of a Designated Seller Contract, a sublicense of the NeuLion CE SDK to any customer that is a party to any Designated Seller Contract.

Section 5.19          Lien Release.  The Seller agrees to use commercially reasonable efforts to cause the security interest set forth on Schedule 5.19 to be released and discharged and the PTO filing by Silicon Valley Bank to be removed and released of record in the PTO prior to the Closing and to provide post-Closing cooperation in connection with such release pursuant to Section 5.13.

ARTICLE VI
 TAX MATTERS
Section 6.1          Returns.

(a)          The Seller shall prepare and file or cause to be prepared and filed, within the time and manner prescribed by applicable Law, (i) all Returns of the Specified Entities and all Returns with respect to the Purchased Assets and the Business that are required to be filed prior to the Closing Date and (ii) all Returns with respect to the Purchased Assets and the Business (other than Returns of the Specified Entities) that are required to be filed after the Closing Date and that relate solely to a Pre-Closing Tax Period ending on or before the Closing Date.  All such Returns shall be prepared in a manner consistent with past practice unless required by applicable Law.  No later than 20 days prior to the due date for the filing of any Return for which the Seller has filing responsibility under this Section 6.1(a) the Seller shall deliver such Return (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) to the Buyer for the Buyer’s review and comment and Seller shall consider in good faith any comments provided by Buyer.  If Buyer objects to any item on any such Return, it shall, within ten days after delivery of such Return, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. The Seller shall be responsible for paying any Taxes shown as due on any Return for which the Sellers have filing responsibility under this Section 6.1(a).

(b)          The Buyer shall prepare and file or cause to be prepared and filed all other Returns of the Specified Entities and all Returns with respect to the Purchased Assets and the Business.  Returns in respect of a Pre-Closing Tax Period or a Straddle Period shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) with sufficient time prior to filing for its review and comment with respect to any item that could result in an indemnity payment for Seller Taxes pursuant to this Agreement, and Buyer shall consider in good faith any comments provided by Seller.  If Seller objects to any item that could result in an indemnity payment for Seller Taxes on any such Return, it shall, within 10 days after delivery of such Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection.

(c)          If a notice of objection shall be duly delivered pursuant to Section 6.1(a) or Section 6.1(b), Seller and Buyer shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Seller and Buyer are unable to reach such agreement within ten days after receipt of such notice by the party to which such notice is provided, the disputed items shall be resolved by the Accounting Referee and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require.  If the Accounting Referee is unable to resolve any disputed items before the due date for such Return, the Return shall be filed as prepared by the party that is responsible for such preparation pursuant to this Section 6.1 and then amended to reflect the Accounting Referee’s resolution.  The costs, fees and expenses of the Accounting Referee shall be borne by Buyer and Seller in inverse proportion as the parties may prevail in the dispute resolution described in this Section 6.1(c), as reasonably determined by the Accounting Referee.

(d)          From and after the Closing Date, Buyer shall not file (or permit the Company or any of its Subsidiaries to file) any amended Return, carryback claim or other adjustment, with respect to any Tax period of the Specified Entities ending on or before the Closing Date, or make any tax election that has retroactive effect to any Pre-Closing Tax Period, without Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)          Any Tax refund received by Buyer or any of the Specified Entities, and any amount credited against Taxes to which Buyer or any of the Specified Entities become entitled, that relates to a Pre-Closing Tax Period and is attributable to the Purchased Assets or the Specified Entities, shall be for the account of Seller to the extent that such refund or credit results in an actual reduction of cash Taxes paid by Buyer or any of the Specified Entities, and Buyer shall pay to Seller any such refund or the amount of any such credit within ten days after the earlier of the date on which the Return claiming such refund or reflecting the utilization of such credit is actually filed and the applicable due date (including valid extensions) of the Return.  The amount of any such payment shall be reduced by the amount of any finally determined Losses for which Buyer has not been indemnified under Section 8.2 of this Agreement that have not been paid to the Buyer under Section 8.4(c) of this Agreement.

Section 6.2          Straddle Period Allocation of Taxes.  For purposes of determining the liability of the Seller for Taxes with respect to the Interests, Purchased Assets or the Business for a Straddle Period, the amount of any Taxes based on or measured by income, receipts or similar items for the portion of the Straddle Period up to and through the Closing shall be determined based on an interim closing of the books as though the taxable period of the Seller, or a relevant Subsidiary, as applicable, ended on the Closing Date. The amount of other Taxes for the portion of the Straddle Period up to and through the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 6.3          Tax Claims.

(a)          If a claim for Taxes, including notice of a pending or threatened audit by any taxing authority, shall be made in writing against any Specified Entity or the Buyer, which, if successful, would result in an indemnity payment for Seller Taxes pursuant to this Agreement (a “Tax Claim” ), the Buyer shall notify the Seller of the Tax Claim within 30 days following the Buyer’s or a Specified Entity’s receipt of the written claim for Taxes; provided, that any failure to notify the Seller shall not impact the Seller’s indemnification obligation pursuant to this Agreement unless the Seller is actually and materially prejudiced by such failure.  Such notice shall state the nature and basis of the Tax Claim and the amount thereof, each to the extent known by the Buyer or the Specified Entity.

(b)          The Seller shall have the right to represent the interests of the Specified Entities with respect to any Tax Claim solely in respect of Seller Taxes that would not impact the liability for Taxes of the Buyer or any Specified Entity for a taxable period or portion thereof beginning after the Closing Date; provided, however, that the Buyer shall have the right to employ counsel of its choice at its expense in connection with any such Tax Claim and to participate in any related audit or proceeding and the Seller shall not enter into any settlement or compromise or consent to the entry of any judgment with respect to such Tax Claim without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)          The Buyer shall have the sole right to represent the interests of the Specified Entities with respect to any Tax Claim other than Tax Claims described in Section 6.3(b).

Section 6.4          Transfer Taxes.  The Buyer and the Seller shall each be responsible for and pay fifty percent of all Transfer Taxes incurred as a result of the transactions contemplated by this Agreement.  The Buyer shall timely prepare or cause to be prepared all necessary Returns with respect to all such Transfer Taxes; provided that the Seller shall timely prepare or cause to be prepared all such Returns for which Seller has filing responsibility under applicable Law.  The party responsible for preparation of a Return pursuant to the preceding sentence shall provide a draft copy of such Return and other documentation to the other party at least ten days prior to the due date for such Returns for the other party’s review and comment and consent to filing the same, which consent shall not be unreasonably withheld, delayed or conditioned.  The party responsible for preparation pursuant to this Section 6.4 shall timely file or cause to be filed all such Returns, and the Seller and the Buyer shall reasonably cooperate as may be necessary to effectuate such filings.

Section 6.5          Cooperation.The Seller and the Buyer agree to furnish or cause to be furnished to the other party, upon request, as promptly as practical, such information, records and assistance in connection with the preparation of any Return, audit or other proceeding that relates to the Specified Entities.  Any reasonable out-of-pocket expense incurred in providing such information or assistance shall be borne by the party requesting it.  Each of the Buyer and the Specified Entities shall retain all Returns, schedules and work papers and other documents in its possession relating to Tax matters of the Specified Entities for any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Returns, schedules, work papers and other documents relate, without regard to extensions except to the extent notified by the Seller in writing of such extensions for the respective Tax periods.

ARTICLE VII
 CONDITIONS TO CLOSING

Section 7.1          General Conditions.  The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions, which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party): No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 7.2          Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a)          Representations, Warranties and Covenants.  (i) The representations and warranties of the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date; (ii) the Buyer shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing; and (iii) the Seller shall have received from the Buyer a certificate to the effect set forth in the foregoing clauses (i) and (ii), signed by a duly authorized officer thereof.

(b)          Deliveries.  The Seller shall have received an executed copy of each of the documents listed in Section 2.7(c).

Section 7.3          Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)          Representations, Warranties and Covenants.  (i) The representations and warranties of the Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date; (ii) the Seller shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing; and (iii) the Buyer shall have received from the Seller a certificate to the effect set forth in the foregoing clauses (i) and (ii), signed by a duly authorized officer thereof.

(b)          Consents and Approvals.  All authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents, notices and estoppel certificates that the Buyer in its sole discretion deems necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including the third party notices and consents set forth on Schedule 7.3(b), shall have been received and shall be satisfactory in form and substance to the Buyer in its sole discretion.

(c)          No Litigation.  No Action shall have been commenced or threatened by or before any Governmental Authority that, in the reasonable, good faith determination of the Buyer, is reasonably likely to (i) require divestiture of any assets of the Buyer as a result of the transactions contemplated by this Agreement or the divestiture of any Purchased Assets, (ii) prohibit or impose limitations on the Buyer’s ownership or operation of all or a material portion of the Business or the Purchased Assets or any of its other businesses or assets (or those of any of its Subsidiaries or Affiliates) or (iii) impose limitations on the ability of the Buyer or its Affiliates, or render the Buyer or its Affiliates unable, effectively to control the Business or the Purchased Assets in any material respect.

(d)          Deliveries.  The Buyer shall have received an executed copy of each of the documents listed in Section 2.7(b).

(e)          Resignations.  The Buyer shall have received letters of resignation from the directors of the Specified Entities.

(f)          No Material Adverse Effect.  There shall not have occurred any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

(g)          Employee Discussions.  The Buyer shall have received reasonable access to each Business Employee and Subsidiary Employee.

ARTICLE VIII
 INDEMNIFICATION
Section 8.1          Survival.

(a)          The representations and warranties of the Seller and the Buyer contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing until the date that is eighteen (18) months after the Closing Date; provided, however, that:

(i)             the representations and warranties set forth in Section 3.1 and Section 4.1 relating to organization and qualification, Section 3.2 and Section 4.2 relating to authority, Section 3.4 relating to the Purchased Assets, Section 3.23 and Section 4.6 relating to broker’s fees and finder’s fees (the foregoing sections are collectively referred to herein as the “Fundamental Representations”), and any representation in the case of fraud, intentional misrepresentation or intentional breach, shall survive for a period of 20 years;

(ii)            the representations and warranties set forth in Section 3.5(c) relating to no liabilities of the Foreign Specified Entities and DivX Consumer Business and Section 3.13 relating to Intellectual Property shall survive the Closing until the second anniversary of the Closing Date; and

(iii)           the representations and warranties set forth in Section 3.15 relating to Taxes shall survive until the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(b)          The respective covenants and agreements of the Seller and the Buyer contained in this Agreement shall survive the Closing until the expiration of the statute of limitations following the date all performance thereunder was due to be performed.

(c)          Neither the Seller nor the Buyer shall have any liability with respect to any representations, warranties, covenants or agreements unless notice of an actual or threatened claim, or of discovery of any facts or circumstances that the Seller or the Buyer, as the case may be, reasonably believes may result in a claim, hereunder is given to the other party prior to the expiration of the survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

Section 8.2          Indemnification by the Seller.  The Seller shall save, defend, indemnify and hold harmless the Buyer and its Affiliates (including the Specified Entities) and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, Taxes, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)          any breach of any representation or warranty made by any of the Seller Entities contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby (without giving effect to any limitations or qualifications thereto, including materiality or Material Adverse Effect);

(b)          any breach of any covenant or agreement by any of the Seller Entities contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby; and

(c)          any Excluded Asset or Excluded Liability.

Section 8.3          Indemnification by the Buyer.  The Buyer shall save, defend, indemnify and hold harmless the Seller and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)          any breach of any representation or warranty made by the Buyer contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby (without giving effect to any limitations or qualifications as to materiality or Material Adverse Effect);

(b)          any breach of any covenant or agreement by the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby; and

(c)          after the Closing, the Purchased Assets (unless for Losses relating to a pre-Closing period for which the Seller is obligated to indemnify) or any Assumed Liability.

Section 8.4          Procedures.

(a)          A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third-Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third-Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure.

(b)          If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third-Party Claim that is exclusively for civil monetary damages at law pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third-Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim for equitable or injunctive relief or any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party (provided that the Indemnifying Party has acknowledged its obligation to indemnify the Indemnified Party), any such Third-Party Claim.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof.  If the Indemnifying Party does not expressly elect to assume the defense of such Third-Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third-Party Claim.  If the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third-Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest.  If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third-Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third-Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(c)          An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII.  If the Indemnifying Party does not notify the Indemnified Party within ten days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand.  If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(d)          The indemnification required hereunder shall be made by prompt payment by the Indemnifying Party of the amount of actual Losses in connection therewith.

(e)          The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(f)          Notwithstanding the provisions of Section 10.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third-Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

Section 8.5          Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement:  (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $250,000, in which case the Indemnifying Party shall be liable such amounts in excess thereof and (b) the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or relating to the causes set forth in Section 8.2(a) or Section 8.3(a), as the case may be, shall be an amount equal to 12.5% of the Purchase Price; provided, that the foregoing clause (b) shall not apply to Losses arising out of or relating to the inaccuracy or breach of any representation or warranty set forth in Section 3.5(c) or Section 3.13, in which case the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party shall be an amount equal to 50% of the Purchase Price; provided, further, that the foregoing clauses (a) and (b) shall not apply to Seller Taxes, Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation, any representation or warranty set forth in Section 3.15 relating to Taxes, or to any representation or warranty in the event of fraud, willful misconduct or intentional misrepresentation.

Section 8.6          Exclusive Remedy.  Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or for claims for specific performance pursuant to Section 10.11, an Indemnified Party’s sole and exclusive rights and remedies based on, arising out of or relating to this Agreement or any of the transactions contemplated hereby (whether stated as breach of contract, tort or otherwise) shall be those rights and remedies set forth in this Article VIII.

ARTICLE IX
 TERMINATION

Section 9.1          Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written consent of the Buyer and the Seller;

(b)          (i) by the Seller, if the Seller is not then in material breach of its obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 15 days following delivery to the Buyer of written notice of such breach or failure to perform and (C) has not been waived by the Seller or (ii) by the Buyer, if the Buyer is not then in material breach of its obligations under this Agreement and the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 15 days following delivery to the Seller of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(c)          by either the Seller or the Buyer if the Closing shall not have occurred by March 18, 2018; provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the primary cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d)          by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 5.11, to have such order, decree, ruling or other action vacated; or

(e)          by the Buyer, if between the date hereof and the Closing, an event or condition occurs that has had a Material Adverse Effect.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

Section 9.2          Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Section 3.23 and Section 4.6 relating to broker’s fees and finder’s fees, Section 5.10 relating to confidentiality, Section 5.12 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 relating to submission to jurisdiction and this Section 9.2 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE X
 GENERAL PROVISIONS

Section 10.1          Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that no such fees and expenses payable by the Seller shall be paid from any assets otherwise transferable to the Buyer pursuant hereto.

Section 10.2          Amendment and Modification.  Except as set forth herein, this Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 10.3          Waiver.  No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e‑mail, upon written confirmation of receipt by e‑mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)            if to the Seller, to:

NeuLion, Inc.
1600 Old Country Rd
Plainview, New York 11803
E-mail: alexander.arato@neulion.com
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
E-mail: flee@loeb.com
rporter@loeb.com
Attention: Frank Lee, Esq.
                 Ronelle Porter, Esq.

(ii)           if to the Buyer, to:

DivX CF Holdings LLC
c/o Fortress Investment Group LLC
1345 Avenue of the Americas, 46th Floor
New York, New York 10105
Attention: General Counsel—Credit Funds
E-mail: gc.credit@fortress.com

with a copy (which shall not constitute notice) to:

Fortress Investment Group LLC
One Market Plaza
Spear Tower, 42nd Floor
San Francisco, California  94105
Attention: Eran Zur
 E-mail: ezur@fortress.com

and:

Gibson Dunn & Crutcher LLP
200 Park Avenue
New York, New York  10166-0193
Attention: John T. Gaffney
 E-mail: jgaffney@gibsondunn.com

Section 10.5          Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to “days” mean calendar days unless otherwise specified.

Section 10.6          Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.7          No Third-Party Beneficiaries.  Except as provided in Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 10.8          Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.9          Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.10          Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Affiliate of the Buyer without the prior consent of the Seller; provided further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.11          Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.12          Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.13          Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.14          Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.15          Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.16          Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.17          Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.18          No Presumption Against Drafting Party.  Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DIVX CF HOLDINGS LLC

By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias Title: President

[Signature Page to Purchase Agreement]

NEULION, INC.

By:	/s/ Roy E. Reichbach
Name: Roy E. Reichbach Title: President and Chief Executive Officer

[Signature Page to Purchase Agreement]